UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

AMENDMENT NO. 5

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

SINGLEPOINT INC.
(Exact name of registrant as specified in its charter)

Nevada	26-1240905
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2999 North 44th Street Suite 530 Phoenix, AZ	85018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 711-2009

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.0001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

Singlepoint, Inc. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms " Singlepoint," "Company," "we," "us," and "our" refer to Singlepoint, Inc.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the "Risk Factors" section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://www.SinglePoint.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC's website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1. Business.

Overview

SinglePoint, Inc. (hereinafter the “Company”, “Our”, “We” or “Us”) is a technology and acquisition company with a focus on acquiring companies that will benefit from the injection of growth capital and technology integration. Our portfolio companies include mobile payments, ancillary cannabis services and blockchain solutions. We built our portfolio by acquiring an interest in undervalued companies, thereby providing a rich, diversified holding base. We acquire and work with key company management to grow successful candidate companies.

Background

We were incorporated under the laws of the State of Nevada in 2011. Our principal executive offices are located at 2999 North 44th Street Suite 530 Phoenix Arizona, 85018 and our telephone number is (855) 711-2009. Our website address is www.SinglePoint.com. The information contained on, or that can be accessed through, our website is not a part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

Carbon Credits International Inc. (“CCII”), which was formed on October 15, 2007 as a Nevada corporation, was the result of a spin off from Carbon Credits Industries, Inc. (“CCI”), its former parent issuer, on October 17, 2007. On December 23, 2011, CCII entered into a merger agreement with Lifestyle Wireless, Inc., with CCII remaining as the surviving company. On July 1, 2013, CCII changed its name to Singlepoint Inc.

Our Company

We look to acquire businesses and build brands based on technology solutions we believe will increase efficiencies across various markets. We currently have interests in multiple companies, including the follow operating entities.:

1-

Discount Indoor Garden Supplies, Inc. (DIGS) – On May 17, 2017, we acquired a 90% interest in “DIGS” for approximately $1.1 million, comprised of 14,285,714 shares of common stock with a fair value of $1,092,857 and cash of $30,000. DIGS provides hydroponic supplies and nutrients to commercial and individual farmers. The company has two locations and an online store, and sells nutrients, lights, HVAC systems, among other products to individuals that are interested in horticulture. The company also fulfills and distributes products at wholesale costs to other business and stores in the southern California market.

2-

SingleSeed, Inc. – SingleSeed is an online business providing hemp-based products to consumers. This is a wholly owned subsidiary. In addition to the hemp based products sold via ecommerce, the business has relationships to resell services such as internet marketing, payment processing and website design. SingleSeed is a company solely dedicated to providing services to the underserved cannabis and hemp based markets.

3-

Jiffy Auto Glass Corporation (JAG) – In October 2017, we purchased a 51% equity stake in JAG a Colorado glass company, for approximately $400,000, comprised of cash of $50,000, 5,078,125 shares of common stock with a fair value of $318,906, and a convertible note of $25,000. JAG provides windshield replacement services in Denver Colorado and Phoenix Arizona. The company works closely with ShieldSaver to test and drive new technological development in the automotive market. JAG is able to fulfill work orders for ShieldSaver in markets the company has a presence, such as Denver and Phoenix.

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Since January 1, 2016 we have made additional acquisitions in entities which are no longer operational. On April 27, 2016, we issued 4,000,000 shares of common stock with a fair value of approximately $26,000 to a third party as an initial payment for an ownership interest in GoDraft.com, a daily fantasy sports enterprise. On December 31, 2016, we adjusted this investment down by $26,000 to its estimated fair value of $0. On June 3, 2016 and July 14, 2016, we issued 54,719,562 and 42,417,815 shares, respectively, of our common stock, (a total of 97,137,377 common shares with a fair value of approximately $953,600) to a third party for an ownership stake in Draft Fury, a daily fantasy sports enterprise. During the year ended December 31, 2016, we adjusted this investment down by $953,600 to its estimated fair value of $0. In March 2017, the Company issued 4,878,049 shares of common stock with a fair value of $343,902 and paid $210,000 in cash for a 10% investment stake of Jacksam Corporation for a total investment of $553,902. During the year ended December 31, 2017, we adjusted this investment down by $553,902 to its estimated fair value of $0.

In June 2017 we entered into a joint venture to allow us to conduct sales and distribution of our products utilizing bitcoin and blockchain technology. In September 2018 our partner launched the Bitcoin powered solution to enable consumers to store and send bitcoin through the use of blockchain technology. Pursuant to our joint venture agreement, our partner is responsible for the development, operation and maintenance of the wallet and we are responsible for the distribution and sales of their suite of products in exchange for the development of this solution. Our distribution and sale of their suite of products includes only the sale of the wallet service and not the sale and distribution of the bitcoin and other cryptocurrencies stored in the wallet. The agreement provides that the parties shall collaborate unless the parties determine to terminate the relationship.

In January 2018 the Company entered into an agreement with ShieldSaver, LLC to acquire fifty one percent (51%) of the outstanding interests of ShieldSaver, LLC. Pursuant to the agreement we paid $140,000 to Shield Saver, LLC and are obligated to issue shares of our common stock with an aggregate value of $670,000 based upon the applicable closing trading price. ShieldSaver is a technology focused automotive company working to efficiently track records of vehicle repairs. ShieldSaver is an automotive technology business pairing repair shops with potential customer via proprietary License Plate Recognition technology. The company works closely with large parking lot management companies at airports and other locations around the United States to obtain the data needed to operate. To date the Company has not issued ShieldSaver the equity due per the terms of the agreement, and as such we do not own, consolidate or operate ShieldSaver, LLC.

In February 2018 we entered into a joint venture to cross market software technology via a non-exclusive license. The goal is to cross market software technology via nonexclusive license, and, to enter a commission referral program. Pursuant to the agreement we will distribute and market Smart Cannabis Hardware (greenhouses, control systems, associated hardware components), and Software systems; SMARTAPP Automation System and “Track and Trace Software System.” We will place orders at an agreed purchase price or sign up clients to a subscription fee agreement, and will be compensated by discounted wholesale prices, or, be paid a monthly commission equal to 50% of the subscription fee contracts that are in good standing. We have exclusive distribution rights within the State of Arizona, with the exception of Smart Cannabis’s pre-existing OEM RESELLER relationship(s) in place. We may sell Smart Cannabis SOFTWARE products in an expanded territory of the United States on a non-exclusive basis unless the companies agree to include specific features only available through the joint software efforts of the companies. We granted the right to participate in our Bitcoin Payments Application, and agreed to grant commissions of fifty percent on revenues received by referred customers who utilize the service.

The SMARTAPP lets you operate and monitor your smart greenhouse deployment, from on-site at your location, in your office, or even at home in your living room. The app is designed as a tool for the owner, operator, and/or farmer to quickly assess the state of the greenhouse and their crop. The SMARTAPP greenhouse app enables the customer to be quickly alerted and respond effectively to any issue before it becomes a risk to their harvest.

The Track and Trace Software System will provide the ability for a transparent ledger starting from the origination of a seed through the sale of the final product (Seed to Sale), reducing the amount of time and effort of a manual system the track and trace solution can help reduce human error and the time-consuming reporting requirements.

We are working to store and verify data using blockchain technology. We are in the process of architecting a solution in which anytime a vehicle is brought in for windshield replacement (JAG) we would store the pertinent information on the blockchain for future reference by the owner in whatever capacity they need.

We also work with NewSun Energies to refer solar leads to them in markets they serve. NewSun Energies is considered a qualified referral partner of ours. Currently we are generating approximately 2-3 leads per month, but have not generated any sales.

The Company does not produce any products and as such the Company does not purchase raw materials, and (2) none of the Company’s various subsidiaries, who either provide services or are a reseller of products, has a “principal supplier”, with the exception of JAG, whose principal supplier is Mygrant Auto Glass.

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Our Core Products

SinglePoint -Mobile Web Credit Card Gateway – Pay by Text

Our mobile web checkout gateway service allows mobile users to purchase goods and services directly from any web-enabled mobile phone via credit or debit card. Our secure checkout gateway is Payment Card Industry (PCI) compliant, adhering to the strictest industry security standards.

Our technology is designed to optimize and improve the mobile checkout experience. Our service works on any mobile device with a mobile browser so our clients can sell products and services or collect donations on any web-enabled phone on any carrier worldwide.

Payment Options

•	One-Time Transactions: Our Checkout supports one-time transactions of any value.

•	Recurring Transactions: Recurring payments are utilized for daily, weekly, monthly and annual subscriptions. Our mobile gateway manages the entire process.

•	Authorization: If a customer needs to validate a credit card without payment, we can generate an authorization request on a provided credit card. This transaction type is useful for physical goods merchants, companies looking to offer trials or our mobile charity auction product.

We currently work with Independ Sales Organizations (“ISO”) to distribute the services and integrate a merchant’s payment options. We work collaboratively with ISO’s to create a detailed sales and marketing plan, including prioritizing prospects from their existing client base and identifying external prospects.

ShieldSaver + JAG

JAG and ShieldSaver work together to drive leads and conversion to sales of Windshield repair and replacement. The ShieldSaver technology to designed to increase efficiency and remove inconsistency among vehicle repair costs.

SingleSeed

SingleSeed is an online retailer where consumer hemp products are listed for sale to individual customers. The storefront provides an online purchasing point and an additional place for vendors to sell their products. When SingleSeed receives an order the product is shipped directly to the purchaser from the manufacturer. This eliminates SingleSeed having to purchase or hold any inventory. SingleSeed marks up the product from the wholesale price to create the margin for SingleSeed to make money on the product sales.

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Discount Indoor Garden Supplies

DIGS is a supplier of plant nutrients to commercial accounts. DIGS has two retail stores in California and provides consulting to new operations.

Intellectual Property

We generally rely upon copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology and products.

We maintain a policy requiring our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and to control access to software, documentation and other proprietary information.

Notwithstanding the steps we have taken to protect our intellectual property rights, third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our products and services.

Competition

The markets for our products are intensely competitive, continually evolving and subject to changing technologies. We currently compete with Mobile Payment and Mobile Messaging Technology Provider systems, such as Square, Stripe, Vantiv, and on the messaging side Tatango, Waterfall, Upland and others. Many of our competitors are substantially larger than us and have significantly greater name recognition, sales and marketing, financial, technical, customer support and other resources. These competitors also may have more established distribution channels and stronger relationships with local, long distance and Internet service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products.

These competitors may enter our existing or future markets with products that may be less expensive, that may provide higher performance or additional features or that may be introduced more quickly than our products. Key competitive factors in each of the markets in which we currently compete and may compete in the future include: low cost of ownership, product features, price and performance. We believe that our principal competitive advantages include:

•	Managed Services Provider

•	Text Message Payment options

•	Rapid service delivery;

•	Customized API Access for Clients

•	Ability to Reduce Costs

•	Cross market integration options

We believe that we compete favorably with our competitors on the basis of these factors. However, if we are not able to compete successfully against our current and future competitors, it will be difficult to acquire and retain customers, and we may experience revenue declines, reduced operating margins, loss of market share and diminished value in our services.

Government Regulation

Our cannabis division is subject to government regulation as the industry is as a whole. Currently, the suite of services offered through this division is available to the 30 states that have legalized cannabis. While the company believes the cannabis, industry is here to stay, it has developed technologies that could be remarketed to other industries should federal regulators change their current stance on the industry.

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As of January 31, 2018, there are 30 states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, the federal government regulates drugs through the Controlled Substances Act (“CSA”), which does not recognize the difference between medical and recreational use of cannabis. Under federal law, cannabis is treated like every other controlled substance, such as cocaine and heroin. The federal government places every controlled substance in a schedule, in principle according to its relative potential for abuse and medicinal value. Under the CSA, cannabis is classified as a Schedule I drug, which means that the federal government views medical cannabis as highly addictive and having no medical value. Pursuant to the CSA, it is unlawful for any person (1) to sell or offer for sale drug paraphernalia; (2) to use the mails or any other facility of interstate commerce to transport drug paraphernalia; or (3) to import or export drug paraphernalia.

The extent to which the regulation of drug paraphernalia under the CSA is applicable to our business and the sale of our product is found in the definition of drug paraphernalia. Drug paraphernalia means any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting ingesting, inhaling or otherwise introducing into the human body a controlled substance, possession of which is unlawful. Our products are primarily designed for general agricultural use.

The United States Congress previously used the rider provision in the fiscal years 2015, 2016, and 2017 known as the Consolidated Appropriations Acts (formerly the Rohrabacher-Farr Amendment) to thwart the federal government from using congressionally appropriated funds to prevent states from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana.  The “Consolidated Appropriations Act, 2018” now known as the “Leahy Amendment,” is a $1.3 trillion-dollar spending bill, which will now allow continued protections for the implementation of state medical marijuana programs through fiscal year end, September 30, 2018.

The 2018 appropriations protection, continues this provision to 46 states, the District of Columbia, Guam, and Puerto Rico, with the exclusion of Idaho, Kansas, Nebraska, and South Dakota. The 2018 spending bill also continues existing provisions shielding state industrial hemp research programs from federal interference.

FinCEN

The Financial Crimes Enforcement Network (“FinCEN”) provided guidance on February 14, 2014 about how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

•	Bank (except bank credit card systems);

•	Broker or dealer in securities;

•	Money services business;

•	Telegraph company;

•	Casino;

•	Card club; and

•	A person subject to supervision by any state or federal bank supervisory authority.

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In general, the decision to open, close, or refuse any particular account or relationship should be made by each financial institution based on a number of factors specific to that institution. These factors may include its particular business objectives, an evaluation of the risks associated with offering a particular product or service, and its capacity to manage those risks effectively. Thorough customer due diligence is a critical aspect of making this assessment.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

As part of its customer due diligence, a financial institution should consider whether a cannabis-related business violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports.

While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain but expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the CSA. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in. We realize that there is a discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities. The CSA makes it illegal under federal law to manufacture, distribute, or dispense cannabis. Many states impose and enforce similar prohibitions. Notwithstanding the federal ban, as of the date of this filing, twenty-six states and the District of Columbia have legalized certain cannabis-related activity.

Moreover, since the use of cannabis is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance and our stockholders may find it difficult to deposit their stock with brokerage firms.

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MARKETING, SALES AND CUSTOMER SUPPORT

Marketing

Our marketing efforts (conducted by us in house, and by outside consultants) currently focus on increasing demand for our solutions utilizing targeted email campaigns, SEO and SEM advertising. In addition, we generate awareness by participating in industry tradeshows, issuing press releases and articulating our messaging through our website. We conduct our marketing activities domestically to promote our products independently and in cooperation with our strategic partners. Our product information is available on our website, which contains overview presentations.

Sales

We market and distribute our products through a strategic partnership network of companies and we use a broad distribution channel to bring our products and solutions to our customers.

We have sales and support staff in various locations throughout the United States. Our inside sales group answers incoming leads from potential customers and refers these new leads to one of our partners. A new lead is a potential customer, client or user of one or more of the products and services SinglePoint either directly offers or refers to a partner. A partner is either one of our subsidiaries or one of the companies that we do business with.

RESEARCH AND DEVELOPMENT

The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. We believe that our future success depends in large part upon our ability to continue to enhance the functionality and uses of our core technology.

The majority of our technology including text messaging, cannabis related services, and automotive development is conducted in-house. The term in house represents that SinglePoint is architecting, paying for and will ultimately own the technology as its own. We also use a small number of independent contractors to assist with certain product development and testing activities. We intend to continue working with our strategic partners to enhance our products.

We believe our future success relies on continued product enhancement. To accomplish this objective, we seek to improve product reliability, advance and broaden employed technologies while maintaining or reducing product cost. In addition, we actively pursue development of potential new products. Our efforts to enhance existing products and develop new products require extensive investment in research and development.

We intend to continue to focus on product innovation, quality improvement, performance enhancement and on-time delivery while striving for product cost improvements to promote added value for our products. We seek growth opportunities through the development of new applications for existing products, technological improvements for both new and existing markets and the acquisition and development of new products and competencies.

Employees

Currently SinglePoint and its subsidiaries employ a total of 14 individuals. These individuals consist of management, developers, sales and support staff. Some of these individuals are employed through outside sourcing company’s working with SinglePoint to hire qualified software engineers. We employ five full time employees.

Item 1A. Risk Factors.

Risks Related to Our Business

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Beginning in fiscal year 2014, we made a strategic decision to transition from a technology-based solutions provider to an acquisition and funding development partner. Our strategic initiatives have required us to devote financial and operational assets to these activities. Our success depends on our ability to appropriately manage our expenses as we invest in these initiatives. If we are not able to execute on this strategy successfully or if our investments in these activities do not yield significant returns, our business may not grow as we anticipated, which could adversely affect our operating results.

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Any disruption of service at our facilities or our third-party providers could interrupt or delay our customers’ access to solutions, which could harm our operating results.

Any damage to, or failure of, our systems generally could result in interruptions in our services. Interruptions in our services may reduce our revenue, cause customers to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.

Currently, there are 30 states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substances Act (the “CSA”), the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be facilitating the selling or distribution of drug paraphernalia in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings and stated federal policy remains uncertain.

The Company may provide services to and potentially handle monies for businesses in the legal cannabis industry.

Selling or distributing medical or retail cannabis is deemed to be illegal under the Federal Controlled Substances Act even though such activities may be permissible under state law. A risk exists that our services could be deemed to be facilitating the selling or distribution of cannabis in violation of the federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. Such a finding, claim, or accusation would likely severely limit the Company’s ability to continue with its operations in this field.

The legal cannabis industry faces an uncertain legal environment on state, federal, and local levels.

Although we continually monitor the most recent legal developments affecting the legal cannabis industry, the legal environment could shift in a manner not currently contemplated by the Company. For example, while we think there will always be a place for compliance-related services, broader state and federal legalization could render the compliance landscape significantly less technical, which would render our suite of compliance services less valuable and marketable. Lending money to legal cannabis participants could also be subject to legal challenge if the federal government or another jurisdiction decides to more actively enforce applicable laws. These unknown legal developments could directly and indirectly harm our business and results of operations.

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We rely on third parties for certain financial and operational services essential to our ability to manage our business. A failure or disruption in these services could materially and adversely affect our ability to manage our business effectively.

We rely on third parties for certain essential financial and operational services. Traditionally, the vast majority of these services are provided by large enterprise software vendors who license their software to customers. Moreover, these vendors provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors providing us with services that are always available and are free of errors or defects that could cause disruptions in our business processes, which could adversely affect our ability to operate and manage our operations.

Many of our customers are small- and medium-sized businesses, which may result in increased costs as we attempt to reach, acquire and retain customers.

We market and sell our services to small- and medium-sized businesses. In order for us to improve our operating results and continue to grow our business, it is important that we continually attract new customers, sell additional services to existing customers and encourage existing customers to renew their subscriptions. However, selling to and retaining small- and medium- sized businesses can be more difficult than selling to and retaining large enterprises because small- and medium-sized business customers:

•	are more price sensitive;

•	are more difficult to reach with broad marketing campaigns;

•	have high churn rates in part because of the nature of their businesses;

•	often lack the staffing to benefit fully from our application suite’s rich feature set; and

•	often require higher sales, marketing and support expenditures by vendors that sell to them per revenue dollar generated for those vendors.

If we are unable to cost-effectively market and sell our service to our target customers, our ability to grow our revenue and become profitable will be harmed.

We may choose to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

We expect that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for the next twelve months. If we choose to raise additional funds, due to unforeseen circumstances or material expenditures, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.

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Our market is subject to changing preferences; failure to keep up with these changes would result in our losing market share, thus seriously harming our business, financial condition and results of operations.

Our customers and end users expect frequent product introductions and have changing requirements for new products and features. In order to be competitive, we need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost effectively would seriously harm our business, financial condition and results of operations.

We could become involved in claims or litigations that may result in adverse outcomes.

Due to the nature of our business from time to time we may be involved in a variety of claims or litigations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of March 31, 2018, we had an accumulated deficit of approximately $68 million. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we cannot increase revenue growth, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

We will need additional funding if we intend on growing our portfolio companies and making future acquisitions. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

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We hold investments in various entities including in digital crypto currency which is subject to impairment

We hold investments in various different entities through holding equity and or digital crypto currency. There is no guarantee that the equity we hold in these various entities will maintain and or increase in value, or that we will be able to liquidate out interests for a profit or at all. The failure to liquidate any such investments can have a material adverse impact on our business and financial position. Our investment in crypto currency could become impaired in the future. Crypto currencies are an emerging technology, are currently unregulated, have no investor protection, and its value may become extremely volatile or even worthless. Future impairment of our crypto currency holdings could have an adverse impact on our balance sheet as it relates to the value of this investment.

There is a risk that the distribution of the WEED tokens we hold may be subject to federal and or state laws if they are considered securities

In the past, the SEC has considered some digital tokens as securities. A Report by the SEC in July 2017 stated that issuers of distributed ledger or blockchain technology-based securities must register offers and sales of such securities unless a valid exemption applies. Those participating in unregistered offerings also may be liable for violations of the securities laws. If the token is deemed a security, federal and state securities laws require investment professionals and their firms who offer, transact in, or advise on investments to be licensed or registered. Further, the issuer of these tokens could face discipline for noncompliance of such state and federal laws.

The storage and custody of our digital assets are subject to cybersecurity breaches

Our digital assets are held in a digital wallet (software program where assets are held). There is a private key that is saved for the owner of such wallet. While we believe our digital wallet to be secure, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used to protect our digital assets. If someone is able to circumvent the security measures over the wallet where we hold our digital assets, it may result in the theft, by others of our digital assets.

There is substantial doubt about our ability to continue as a going concern

We have not generated any profit from combined operations since our inception. We expect that our operating expenses will increase over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand as of December 31, 2017 will not sufficiently support our operation for the next twelve months. We do not expect to raise capital through debt financing from traditional lending sources since we are not currently generating a profit from operations. Therefore, we only expect to raise money through equity financing via the sale of our common stock or equity-linked securities such as convertible debt. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on Gregory Lambrecht, our Chief Executive Officer, William Ralston, our President, as well as the other principal members of our management team. Although we have entered into employment agreements with Mr. Lambrecht and Mr. Ralston providing for certain benefits, including severance in the event of a termination without cause, these agreements do not prevent them from terminating their employment with us at any time. We do not maintain "key person" insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

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In addition, we rely on consultants and advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Risks Associated with Our Capital Stock

Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock may become subject to the SEC's penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a "penny stock" according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser's prior written agreement to the transaction;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of our common stock;
•	the success of competitive products or technologies;
•	announcements about us or about our competitors, including new product introductions and commercial results;
•	the recruitment or departure of key personnel;
•	developments concerning our licensors or manufacturers;
•	litigation and other developments;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us; and
•	general economic, industry and market conditions.

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Many of these factors are beyond our control. The stock markets in general, and the market for FinTec and blockchain companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We currently have outstanding shares of preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control. Additionally, even after our preferred stock converts to common stock, certain of our stockholders will have rights that could limit our ability to undertake corporation transactions and inhibit changes of control.

We currently have outstanding two classes of stock, common stock and preferred stock, and there is one series of preferred stock, Class A Convertible Preferred Stock. The holders of Class A Convertible Preferred Stock are entitled to super voting and super converting rights.

As a result of the rights our preferred stockholders have, we may not be able to undertake certain corporate transactions, including equity or debt offerings necessary to raise sufficient capital to run our business, change of control transactions or other transactions that may otherwise be beneficial to our businesses. These provisions may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. The market price of our common stock could be adversely affected by the rights of our preferred stockholders.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders' sole source of gain for the foreseeable future. Under the terms of our existing Articles of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

Our executive officers and directors have the ability to control all matters submitted to stockholders for approval.

Our executive officers and directors hold collectively 43,950,000 shares of our Class A Convertible Preferred Stock (each share votes as the equivalent of 50 shares of common stock on all matters submitted for a vote by the common stockholders), and as such, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our articles of incorporation and by-laws and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and by-laws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

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We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

We currently have outstanding, and we may, in the future issue instruments which are convertible into shares of common stock, which will result in additional dilution to you.

We currently have an outstanding instrument which is convertible into shares of common stock, and we may need to issue similar instruments in the future. In the event that these convertible instruments are converted into shares of common stock outstanding stock, or that we make additional issuances of other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors or the then current market price.

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Plan of Operation

We are a technology and acquisition company with a focus on acquiring companies that will benefit from the injection of growth capital and technology integration. Our portfolio companies include mobile payments, ancillary cannabis services and blockchain solutions. has developed and released applications mainly in the mobile payments market. The company has been able to place and develop programs directed towards providing business efficiencies to underserved markets such as the cannabis businesses. Additionally, the Company has acquired a majority stake in four companies and minority stake in three others. The company is looking to tap into markets with exponential growth opportunities such as blockchain, cannabis, sports betting and mobile payments.

Results from Operations – For the year ended December 31, 2016 as compared to December 31, 2017.

Net Revenue

For the years ended December 31, 2017 and 2016, the Company had total sales of $259,634 and $922, respectively. The increase of $258,712 in revenues was due to the acquisitions made by the Company during 2017. Our main source of revenues has come from our DIGS and JAG subsidiaries, acquired in 2017, thus the reason for our increase in revenues over 2016. DIGS product line includes a range of products servicing the ancillary cannabis cultivation marketing including but not limited to soil, nutrients, lighting, and more and we see the current trend for this business to be organically growing in an upward trend. JAG’s main product line is windshield replacement and repair.

Cost of Revenue

Cost of Revenue increased from $26 for the year ending December 31, 2016 to $231,820 for the year ending December 31, 2017, an increase of $231,794. This increase was due to the increased cost of goods sold of some of our newly acquired subsidiaries.

Gross Profit

As a result of the foregoing, our gross profit was $896, for the year ended December 31, 2016, compared with $27,814, for the year ended December 31, 2017. The increase in our overall gross profit was a result of the newly acquired subsidiaries.

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Operating Expenses

Total operating expenses increased from $953,624 in 2016 to $41,133,695 in 2017, an increase of $40,180,071. The increase was primarily due to an increase in compensation due to the issuance of equity to our officers and directors, and impairment of goodwill during 2017. We had an increase in consulting fees of $242,479 in the year ended December 31, 2017 from the year ending December 31, 2016. This increase was due to an increase in the use of consultants to assist the Company in its operations. Compensation increase from $671,200 for the year ending December 31, 2016, as compared to $38,824,066 for the year ending December 31, 2017, an increase of $38,152,846, which was due to the issuance of equity to our officers and directors. Professional and legal fees increased from $33,372 for the year ending December 31, 2016, as compared to $134,091 for the year ending December 31, 2017, an increase of $100,719, which was due to increased auditing and legal expenses, primarily related to the audit of the Company’s financial statements. Investor relations expenses increased from $184,315 for the year ending December 31, 2016, as compared to $451,957 for the year ending December 31, 2017, an increase of $267,642, which was due to an increase in marketing of the Company’s and its subsidiaries products. General and administrative expenses from $31,337 for the year ending December 31, 2016, as compared to $269,525 for the year ending December 31, 2017, an increase of $238,188, which was due to an increase in expenses related to our acquisitions, moving our executive to a larger location, and acquiring insurance. For the year ending December 31, 2017 we incurred an impairment of goodwill of $1,178,197. This impairment was related to the reduction in goodwill relating to the purchase of DIGS.

Other Income (Expense)

Other Income (Expense) increased from ($1,278,940) in 2016 to ($11,619,483) in 2017. This increase was due to an increase in the loss on settlement of debt of $9,714,195 relating to the conversions by the holders of certain convertible instruments into shares of common stock.

Net Loss

For the year ended December 31, 2017 the Company had a net loss of approximately $52,693,560 compared to a net loss of approximately $2,231,668 for the year ended December 31, 2016, an increase of $50,461,892. The increase is primarily due to an increase in equity based compensation during 2017.

Liquidity and Capital Resources

As of December 31, 2017, the Company had $1,666,974 in Total Assets, consisting of $915,078 in cash, $385 in prepaid expenses, $15,355 in inventory and the remaining $736,156 in Non-Current Assets, consisting primarily of Intangible assets ($346,000) and Goodwill ($362,261). The Company’s total liabilities exceeded its consolidated current assets by approximately $1,516,000 as of December 31, 2017.

As of December 31, 2017, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to maintain profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

To continue operations for the next 12 months we will have a cash need of approximately $500,000. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), including but not limited to the current outstanding convertible notes by Chicago Venture Partners and UAHC. Except as mentioned above, the Company has no committed external source of funds, and there is no guarantee we would be able to raise such funds. The Company plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above.

Our cash flows for the year ended December 31, 2017 and 2016 are summarized below:

	Year Ending December 31, 2017	Year Ending December 31, 2016
Net cash used in operating activities	$(970,981)	$(160,053)
Net cash used in investing activities	$(310,000)	-
Net cash provided by financing activities	$1,816,000	$538,350
Net Change in Cash	$535,019	$378,297
Cash at beginning of year	$380,059	$1,762
Cash at end of year	$915,078	$380,059

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Net Cash Used in Operating Activities

For the year ended December 31, 2017, $970,981 net cash used in operating activities was primarily attributable to the additional companies we acquired as well as an increase in SEO marketing during the year. For the year ended December 31, 2016, $160,053 net cash used in operating activities was lower as we had fewer operating subsidiaries.

Net Cash Used in Investing Activities

For the year ended December 31, 2017, net cash used in investing activities of $310,000 was primarily the result of the increase in acquisitions as compared to zero for the year ended December 31, 2016.

Net Cash Provided by Financing Activities

For the year ended December 31, 2017, net cash provided by financing activities was $1,816,000 as compared to $538,350 for the year ended December 31, 2016. The increase was due to the cost of our acquisitions, and the increased expenses related thereto.

Results from Operations – For the three months ended March 31, 2017 as compared to March 31, 2018.

Net Revenue

For the three months ended March 31, 2018, the Company had total sales of $188,883 as compared to $411 for the three months ended March 31, 2017. The increase of $188,472 in revenues was due to the acquisitions made by the Company during 2017.

Cost of Revenue

Cost of Revenue increased to $120,756 for the three months ended March 31, 2018 from nil for the three months ended March 31, 2017 due to the acquisitions made by the Company during 2017.

Gross Profit

As a result of the foregoing, our gross profit was $68,127, for the three months ended March 31, 2018, compared with $411, for the three months ended March 31, 2017. The increase in our overall gross margin was a result of our acquisitions during 2017.

Operating Expenses

Total operating expenses increased from $401,581 for the three months ended March 31, 2017 to $464,175 for the three months ended March 31, 2018, an increase of $62,594. The increase was primarily due to an increase in general and administrative expenses related to our acquisitions in 2017, and an increase in advertising during the three months ended March 31, 2018.

Other Income (Expense)

Other Income (Expense) increased from ($12,003) for the three months ended March 31, 2017 to $63,142 for the three months ended March 31, 2018.

Net Loss

For the three months ended March 31, 2018 the Company had a net loss of approximately $333,408 compared to a loss of $413,173 for the three months ended March 31, 2017, an increase of $79,765. The increase is primarily due to an increase in revenue from glass sales during the three months ended March 31, 2018.

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Liquidity and Capital Resources

As of March 31, 2018, the Company had $1,251,647 in Total Assets, consisting of $360,773 in cash, $962 in accounts receivable, $12,992 in prepaid expenses, $23,564 in inventory and the remaining $853,356 in Non-Current Assets, consisting primarily of Intangible assets ($346,000) and Goodwill ($362,261). The Company’s total liabilities exceeded its consolidated current assets by approximately $1,624,000 as of March 31, 2018.

As of March 31, 2018, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to maintain profitability.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s business plan and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

Our cash flows for the three months ended March 31, 2018 and 2017 are summarized below:

	three months ended March 31, 2018	three months ended March 31, 2017
Net cash used in operating activities	$(430,002)	$(316,215)
Net cash used in investing activities	$(120,000)	$(210,000)
Net cash provided by (used in) financing activities	$(4,303)	$428,501
Net Change in Cash	$(554,305)	$(97,714)
Cash at beginning of period	$915,078	$380,059
Cash at end of period	$360,773	$282,345

Net Cash Used in Operating Activities

For the three months ended March 31, 2018, $430,002 net cash used in operating activities was primarily attributable to the net loss of $333,408, as well as accounts payable of $10,563 and accrued expenses of $18,084.

Net Cash Used in Investing Activities

For the three months ended March 31, 2018, net cash used in investing activities of $120,000 as compared to $210,000 for the three months ended March 31, 2017 as a result of equity investments during those periods.

Net Cash Provided by Financing Activities

For the three months ended March 31, 2018, net cash (used in) provided by financing activities was ($4,303) as compared to $428,501 for the three months ended March 31, 2017. The decrease was due to proceeds received from convertible notes of $448,501 in the three months ended March 31, 2017 as compared to $0 during the three months ended March 31, 2018.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements.

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Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements for discussion of Recent Accounting Pronouncements.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Adopted Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606, or ASU 2014-09. ASU 2014-09 establishes the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The accounting standards update also requires significantly expanded quantitative and qualitative disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Company adopted ASU 2014-09 effective January 1, 2018. The adoption of this standard had no material impact on the Company’s financial statements.

Item 3. Properties.

Currently the Company leases approximately 1,400 square feet of office space at 2999 North 44th St Phoenix AZ 85018 at a monthly rent of $3,375.97. The lease term expires September 2019.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of March 31, 2018, certain information concerning the beneficial ownership of our capital stock, including our common stock, and Class A Convertible Preferred Stock, by:

•	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
•	each director;
•	each named executive officer;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of March 31, 2018, the Company had authorized 2,000,000,000 shares of common stock and 60,000,000 shares of Class A Convertible Preferred Stock. There were 1,136,185,925 shares of common stock and 43,950,000 shares of Class A Convertible Preferred Stock outstanding as of March 31, 2018. Each share of Class A Convertible Preferred Stock is convertible at any time into 25 shares of common stock, totaling 1,193,750,000 shares of common stock assuming full conversion of all outstanding shares. Each share of Class A Convertible Preferred Stock votes with the shares of Common Stock and is entitled to 50 votes per share.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Class A Convertible Preferred Stock	Govindan Gowrishankar (1)	3,000,000	6.8%

___________

(1) Mr. Gowrishankar served on the Board of Directors of the Company from December 2011 until May 2017.

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Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner (1)	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Gregory P. Lambrecht	83,960,007	7.4%
	Eric Lofdahl	28,280,000	2.5%
	Venugopal Aravamudan	3,408,558	*
	William Ralston	19,342,857	1.7%
	Executive Officers and Directors as a Group	134,991,422	11.9%

Class A Convertible Preferred Stock	Gregory P. Lambrecht	28,050,000	63.8%
	Eric Lofdahl (2)	8,350,000	19%
	Venugopal Aravamudan	-	-
	William Ralston	2,800,000	6.4%
	Executive Officers and Directors as a Group	39,2000,000	89.2%

________

* Less than 1%.

(1) The address for the above individuals is c/o Singlepoint, Inc. 2999 N. 44th St. Suite 530 Phoenix ,Arizona 85018.

(2) Includes 6,100,000 shares of Class A Preferred Stock held in an entity controlled by Mr. Lofdahl.

Item 5. Directors and Executive Officers.

The names, ages, positions, terms, and periods served of the Company’s present directors are set forth in the following table:

Name	Age	Positions	Term (1)	Period of Service Began
Gregory P. Lambrecht	56	Chairman of the Board/CEO/CFO	Until 12/31/2018	12/11/2011
William Ralston	29	Director/President	Until 12/31/2018	8/17/2017
Eric Lofdahl	56	Director/CTO	Until 12/31/2018	8/20/2013
Venugopal Aravamudan	53	Director	Until 12/31/2018	12/1/2017

______

(1) All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

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There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this Registration Statement the Company’s entire Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officer Biographical Information

Gregory P. Lambrecht – Chairman of the Board/CEO/CFO

As CEO and founder of the Company in 2006, Greg leads the company in its mission. He oversees all company operations including investor relations, the leadership of the Board of Directors, and daily business activities. Greg has a successful track record of founding and leading start-up companies. Greg is a graduate of Western Washington University with a degree in Marketing and Communications.

William (‘Wil’) Ralston – Director/President

Wil Ralston became President of the Company in August 2017. Prior to this he was a vice president of sales for the Company from 2013 to 2015. From 2015 to 2017 he was a market developer for Porch.com. Wil graduated cum laude from the WP Carey School of Business at Arizona State University with a degree in Global Agribusiness and a specialization in Professional Golf Management. Wil is currently recognized by the Professional Golfers Association of America (PGA) as a Class A Professional.

Eric Lofdahl – Director/CTO

Eric Lofdahl joined the Company in 2013. He has over 30 years experience in the technology sector, including positions in software development, program management, complex system integration, and engineering process definition. Eric began his career at the Boeing Company, where he led a team that successfully developed advanced wireless and satellite data products based on commercial technology for the U.S. Air Force. Since 2007 Eric has been the owner of the Lofdahl Group (technology consulting company) and the owner of Text2Bid (mobile auction platform). Eric holds a Bachelor of Science degree in electrical engineering from Iowa State University.

Venugopal ('Venu') Aravamudan - Director

Venugopal ('Venu') Aravamudan is a seasoned software industry executive with over 25 years experience leading engineering, product management and marketing efforts at industry leading software companies. Venu worked at VMware between 2008-2014 as a Sr Director leading efforts in business critical applications, virtualized security and private cloud products and solutions. He was at Limelight Networks between 2014 and 2015 as a VP of engineering and product management, delivering a next generation cloud based video delivery platform. He was a General Manager at Amazon Web Services Relational Database Services between 2016-2017, Venu is currently a SVP & GM at F5 Networks Inc, where he is leading efforts to develop and launch a new cloud services business which is critical to long-term viability. Venu graduated with a Bachelors in Engineering from the Indian Institute of Technology and a Masters of Science in Applied Mathematics from Rensselaer Polytechnic Institute.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2017 and December 31, 2016, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended December 31,	Salary($)	Total ($)
Gregory P. Lambrecht, CEO/CFO (1)	2017	$55,000	$55,000	(1)
	2016	-	-
Wil Ralston, President (2)	2017	$24,088	$25,000	(2)
	2016	-	-
Eric Lofdahl, CTO (3)	2017	-	-
	2016	-	-

___________

(1) Does not include 28,500,000 and 42,000,000 shares of common stock, and 7,000,000 and 16,800,000 shares of Class A Convertible Preferred Stock issued during the year ended December 31, 2016 and 2017 respectively. Does not include $100,000 of salary due Mr. Lambrecht during 2017, and $12.000 during 2016, which is owed by the Company to Mr. Lambrecht.

(2) Does not include 1,000,000 and 0 shares of common stock, and 0 and 3,600,000 shares of Class A Convertible Preferred Stock issued during the year ended December 31, 2016 and 2017 respectively.

(3) Does not include 0 and 0 shares of common stock, and 1,000,000 and 3,600,000 shares of Class A Convertible Preferred Stock issued during the year ended December 31, 2016 and 2017 respectively.

Director Compensation

Directors do not receive compensation for serving as a Director of the Company.

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Employment Agreements

Except for the following agreements, the Company does not have any written agreements with any of its executive officers. In May 2018 the Company entered into an Employment Agreement with Mr. Lambrecht. The Agreement provided that Mr. Lambrecht would serve as CEO and CFO of the Company for a term of three years at an annual salary of Two Hundred Twenty Thousand Dollars ($220,000), and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term (as defined in the agreement. If employment is terminated as a result of his death or Disability (as defined in the agreement), the Company shall pay, his Base Salary (as defined in the agreement) and any accrued but unpaid Bonus (as defined in the agreement) and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control (as defined in the agreement) or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination. While the Company does not currently have a stock option plan, if one is created in the future and options are granted to Mr. Lambrecht, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Lambrecht shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Lambrecht for Good Reason (as defined in the agreement), or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 18 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

In May 2018 the Company entered into an Employment Agreement with Mr. Ralston. The Agreement provided that Mr. Ralston would serve as President of the Company for a term of three years at an annual salary of One Hundred Thousand Dollars ($100,000), and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term (as defined in the agreement. If employment is terminated as a result of his death or Disability (as defined in the agreement), the Company shall pay, his Base Salary (as defined in the agreement) and any accrued but unpaid Bonus (as defined in the agreement) and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control (as defined in the agreement) or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination. While the Company does not currently have a stock option plan, if one is created in the future and granted to Mr. Ralston, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Ralston shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Ralston for Good Reason (as defined in the agreement), or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 18 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

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Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

During the years ended December 31, 2017 and 2016 the Company issued shares of common stock and Class A Convertible Preferred Stock to our executive officers (as listed above). As of December 31, 2017 and 2016, a total of $358,167 and $289,000, respectively, was accrued for unpaid officer wages due the Company’s CEO under the CEO’s employment agreement.

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company has one independent director. All current directors are shareholders of the Company.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

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Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the OTCQB under the symbol “SING.” The following information reflects the high and low bid prices of the Company’s common stock on the OTCQB.

Quarterly period	High	Low
Fiscal year ended December 31, 2016:
First Quarter	$0.105	$0.0101
Second Quarter	$0.0625	$0.019
Third Quarter	$0.112	$0.0132
Fourth Quarter	$0.133	$0.057

Fiscal year ended December 31, 2017:
First Quarter	$0.018	$0.0046
Second Quarter	$0.0175	$0.0055
Third Quarter	$0.015	$0.0062
Fourth Quarter	$0.0245	$0.0075

Holders

As of March 31, 2018, there were 1,136,185,925 shares of common stock outstanding, which were held by approximately 203 record holders. In addition, there were 43,950,000 shares of our Class A Convertible Preferred Stock outstanding, which were held by five record holders.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by us during the last two fiscal years, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Common Stock

2016

On April 27, 2016, the Company issued 4,000,000 shares of common stock to a third party as an initial payment for an ownership interest in GoDraft.com, a daily fantasy sports enterprise and 4,000,000 shares of Common Stock to Jump Television Studios, LLC.

On June 3, 2016 and July 14, 2016, the Company issued 54,719,562 and 42,417,815 shares, respectively, of its common stock, (a total of 97,137,377) to a third party for an ownership stake in Draft Fury, a daily fantasy sports enterprise.

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In August 2016 the Company issued 28,500,000 shares of Common Stock to Gregory P. Lambrecht for conversion of 4,750,000 shares of Series A Convertible Preferred Stock (“Class A Stock”).

During the year ended December 31, 2016, the Company issued an aggregate of 130,221,314 common shares for convertible notes payable converted by the noteholders with an aggregate balance of approximately $870,000, of which approximately $356,000 was not received by the Company until 2017 and is reflected as common stock subscriptions receivable on the accompanying financial statements.

During the year ended December 31, 2016, the Company issued 11,504,000 shares of common stock for services at an aggregate price of $101,927.

2017

In March 2017, the Company issued 4,878,049 shares of common stock for its acquisition of 10% investment stake of Jacksam Corporation.

In March 2017, the Company issued an aggregate of 2,629,944 shares of common stock for services with a fair value of $144,647.

In March 2017, the Company issued an aggregate of 42,000,000 shares to Gregory Lambrecht for conversion of 7,000,000 shares of Class A Stock.

On May 17, 2017, the Company, in connection with its acquisition of a 90% interest in Discount Garden Supply, Inc., issued 14,285,714 shares of common stock with a fair value of $1,092,857.

On August 31, 2017, the Company issued 5,000,000 shares of the Company’s common stock in exchange for 1,000,000 WEED tokens. The Token is a virtual analog to the “physical” commemorative coins, medals and tokens privately manufactured and offered to the public through much of American history. Once issued and purchased by the public, physical commemorative coins are often resold, exchanged or traded in secondary markets physical marketplaces (bazaars, coin conferences and retail stores) and in digital platforms at websites and digital exchanges. At this point in time, we plan to hold WEED tokens for the foreseeable future. Currently these tokens are held in a digital wallet. The wallet has multilevel security. This wallet has multi levels of passcodes before entering. First you must enter a wallet address, then followed by a Wallet ID, then a Multifactor Authentication protocol happens which is a QR Code generated from a pre-shared key that is time based and changes with each log in. As with any company we cannot predict or prevent a massive cybersecurity breach. We do our best to protect our coins and private keys through encrypted storage in local environments not tied to online access. We will endeavor to take actions necessary to protect the safekeeping of these tokens however we cannot guarantee nor prevent a hack of the third-party wallet. Should the tokens be impacted by potential illiquidity it could adversely impact our balance sheet in terms of our short term and/or long term investments. WEED tokens are not an equity token, rather it is a commemorative crypto token generated on the Bitcoin Blockchain utilizing the OMNI protocols and platform, and it does not represent any fiat currency. We have added disclosure that at this time we do not intend to create a portfolio of digital assets related to digital currency or related tokens. However, in the event of an opportunity we deem warrants merit, we may decide it is in our best interest to entertain a business opportunity that may require the use of digital tokens which may or may not be regarded as digital asset or securities. At the present time we are aware of no such opportunities.

In October 2017, in connection with the acquisition of a 51% equity stake in Jiffy Auto Glass, the Company issued, 5,078,125 shares of common stock with a fair value of $318,906.

In December 2017, the Company issued an aggregate of 25,000,000 shares to the Company’s CTO for conversion of 1,000,000 shares of Class A Stock.

During the year ended December 31, 2017, the Company issued 25,000,000 shares of the Company’s common stock to Corey Lambrecht (former board member, nephew of President, Greg Lambrecht) noteholder for conversion of $50,000 of notes purchased from Stockbridge Enterprises, L.P. (the “SB Notes”), at a price of $0.002 per share.

During the year ended December 31, 2017, the Company issued an aggregate of 197,680,000 common shares for convertible notes payable converted by the noteholders with an aggregate balance of approximately $617,500,

Class A Convertible Preferred Stock

The following shares of Class A Convertible Preferred Stock were issued during the years ended December 31, 2016 and December 31, 2017:

Date	Number of Shares	Name
08/11/16	7,000,000	Greg Lambrecht
08/11/16	1,000,000	Eric Lofdahl
08/11/16	1,000,000	Govindan Gowrishankar (former Board member)
08/11/16	1,000,000	Vara Prasad Boddu (former Board member)
08/31/16	(4,750,000)*	Gregory P. Lambrecht

02/09/17	(7,000,000)*	Gregory P. Lambrecht
07/20/17	16,800,000	Gregory P. Lambrecht
07/20/17	3,600,000	Eric Lofdahl
07/20/17	3,600,000	William Ralston
12/06/17	(1,000,000)*	Eric Lofdahl

_________

* Converted into shares of Common Stock

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Warrants

In October 2017, the Company entered into transactions with two investors, whereby the investors agreed to purchase an aggregate of $4,640,000 principal amount of Convertible Promissory Notes (in separate tranches) and issued warrants to purchase an aggregate of 10,000,000 shares of common stock at an exercise price of $.10 per share (subject to adjustment) for a period of five years (for a more detailed discussion see Item 11 below).

Each of the foregoing unregistered sales was exempt from registration under Section 4(a)(2) and Rule 506 of the Securities Act, as none of the transactions involved a public offering.

Item 11. Description of Registrant's Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

As of May 30, 2018, we had 2,000,000,000 authorized shares of common stock, par value $0.0001 per share. As of May 30, 2018, we had 60,000,000 authorized shares of preferred stock, par value $0.0001 per share, of which 60,000,000 were designated Class A Convertible Preferred Stock.

Common Stock

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Certificate of Incorporation does not provide for cumulative voting or preemptive rights.

Preferred Stock

The Class A Convertible Preferred Stock has the following rights and preferences (as is more fully set forth in Certificate of Designation of the Class A Convertible Preferred Stock).

Ranking

The Class A Convertible Preferred Stock ranks, a to dividends and upon liquidation, senior and prior to the Common stock of the Company.

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Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A Convertible Preferred Stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of Common Stock or any other class or series of stock ranking junior, and amount per share equal to $1.00

Voting

Each share of Class A Convertible Preferred Stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A Convertible Preferred Stock is convertible into common stock on a one-for-25 basis at the option of the holder.

Convertible Instruments

The following is a description of the material terms of the convertible instruments which remain outstanding as of March 31, 2018 (copies of such are incorporated by reference to the Exhibits hereto, all capitalized terms not otherwise defined shall have that meaning set forth in the applicable agreement referenced)):

In October 2017, the Company entered into transactions with two investors (collectively the “Investors”), whereby the parties entered into two separate agreements (the “Securities Purchase Agreements) whereby the investors agreed to purchase an aggregate of $4,640,000 principal amount of Secured Promissory Notes (in separate tranches, the “Secured Promissory Notes”).

The Securities Purchase Agreements provides that the Investors pay to the Company an aggregate of One Million Two Hundred Thousand Dollars ($1,200,000) upon execution and one of the Investors issued to the Company the thirteen different notes (one of which was paid with the aforementioned payment (collectively the “Secured Investor Notes”)) for the balance of the principal amount of the Secured Promissory Notes.

The Company agreed to secure the Secured Promissory Notes by all of its assets as set forth in the Security Agreement.

Secured Promissory Notes

The Secured Promissory Notes provide for the following (material) terms: an original issue discount of an aggregate of Four Hundred Forty Thousand Dollars ($440,000), including reimbursement for certain fees; provided Company has not received a Lender Conversion notice or a Redemption notice where the Conversion shares have not yet been delivered, and no event of default exists, then, on five days notice the Company can prepay outstanding balance; right at any time after six (6) months from the Purchase Price Date until the Outstanding Balance has been paid in full, including without limitation (a) until any Optional Prepayment Date (even if Lender has received an Optional Prepayment Notice) or at any time thereafter with respect to any amount that is not prepaid, and (b) during or after any Fundamental Default Measuring Period, at its election, to convert (each instance of conversion is referred to herein as a “Lender Conversion”) all or any part of the Outstanding Balance into shares (“Lender Conversion Shares”) of fully paid and non-assessable common stock, $0.0001 par value per share (“Common Stock”), of the Company as per the following conversion formula: the number of Lender Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Lender Conversion Price (as defined below). all Lender Conversions shall be cashless and not require further payment from Lender. Subject to adjustment, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into Common Stock is $0.075 (the “Lender Conversion Price”). However, in the event the Market Capitalization falls below the Minimum Market Capitalization at any time, then in such event (a) the Lender Conversion Price for all Lender Conversions occurring after the first date of such occurrence shall equal the lower of the Lender Conversion Price and the Market Price as of any applicable date of Conversion, and (b) the true-up provisions shall apply to all Lender Conversions that occur after the first date the Market Capitalization falls below the Minimum Market Capitalization, provided that all references to the “Redemption Notice” in shall be replaced with references to a “Lender Conversion Notice” for purposes, all references to “Redemption Conversion Shares” shall be replaced with references to “Lender Conversion Shares”, and all references to the “Redemption Conversion Price” shall be replaced with references to the “Lender Conversion Price”; Except with respect to Excluded Securities, if the Company or any subsidiary thereof, as applicable, at any time the Note is outstanding, shall sell, issue or grant any Common Stock, option to purchase Common Stock, right to reprice, preferred shares convertible into Common Stock, or debt, warrants, options or other instruments or securities to Lender or any third party which are convertible into or exercisable or exchangeable for shares of Common Stock (collectively, the “Equity Securities”), including without limitation any Deemed Issuance, at an effective price per share less than the then effective Lender Conversion Price (such issuance is referred to herein as a “Dilutive Issuance”), then, the Lender Conversion Price shall be automatically reduced and only reduced to equal such lower effective price per share; Adjustment of conversion price upon subdivision or combination of common stock; Redemption rights: the conversion price for each Redemption Conversion (as defined below) (the “Redemption Conversion Price”) shall be the lesser of (a) the Lender Conversion Price, and (b) the Market Price. Beginning on the earlier of the date that is twelve (12) months after the Purchase Price Date and the date that is ninety (90) days from the date that Company becomes subject to the reporting requirements of the 1934 Act (as defined in the Purchase Agreement), but in no event earlier than the date that is six (6) months from the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”) by providing Company with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). Payments of each Redemption Amount may be made (a) in cash, or (b) by converting such Redemption Amount into shares of Common Stock (“Redemption Conversion Shares”, and together with the Lender Conversion Shares, the “Conversion Shares”) (each, a “Redemption Conversion”) per the following formula: the number of Redemption Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the second Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date.

32

Secured Investor Notes (11)

Each Secured Investor Note provides that the Investor will pay the Company Two Hundred Fifty Thousand Dollars ($250,000) and accrue 10% interest per annum. The entire unpaid principal balance and all accrued and unpaid interest, if any, under each Note, shall be due and payable on the date that is twenty-four (24) months from the date thereof (the “Investor Note Maturity Date”); provided, however, that Investor may elect, in its sole discretion, to extend the Investor Note Maturity Date for up to thirty (30) days by delivering written notice of such election to Company at any time prior to the Investor Note Maturity Date. Prepayment is permitted, in part or in full. on the date that is six (6) months from the date hereof (the “Conditional Prepayment Date”), Investor shall be obligated to prepay the outstanding balance of this Note if the each of the following conditions is met: (a) the average and median daily dollar volumes of the Common Stock on Company’s principal market for the twenty (20) Trading Days (as defined in the Secured Promissory Note) immediately preceding the Conditional Prepayment Date are greater than $200,000.00; (b) the average of the Closing Bid Prices (as defined in the Note) for the ten (10) Trading Days immediately preceding the Conditional Prepayment Date is greater than $0.01; and (c) no Event of Default (as defined in the Company Note) under the Secured Promissory Note shall have occurred as of the Conditional Prepayment Date. Secured by Pledge Agreement. upon the earlier of (i) the date on which all of the Secured Investor Notes are repaid in full and (ii) at Investor’s election, the date that is six (6) months and three (3) days following the execution of the Pledge Agreement, or such later date as specified by Investor in its sole discretion (the “Termination Date”), the Pledge Agreement and all security interests granted thereunder with respect to the Collateral (as defined in the Pledge Agreement) shall terminate.

Warrants

Pursuant to the Securities Purchase Agreement the Company issued warrants to purchase an aggregate of 10,000,000 shares of common stock at an exercise price of $.10 per share (subject to adjustment) for a period of five years. If the Company does not timely deliver the shares of common stock due upon exercise, the warrant provides that the Company will pay, in addition to all other remedies available, a late charge equal to the greater of (i) $500.00 and (ii) 2% of the product of (1) the number of shares of Common Stock not issued on a timely basis and multiplied by (2) the Closing Trade Price of the Common Stock on the Trading Day immediately preceding the last possible date which Company could have issued such shares of Common Stock without violating this Warrant, rounded to the nearest multiple of $100.00 (such resulting amount, the “Warrant Share Value”) (but in any event the cumulative amount of such late fees for each exercise shall not exceed 200% of the Warrant Share Value), per Trading Day until such Warrant Shares are delivered.

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Nevada corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful.

33

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

Financial Statements:

For the Years Ended December 31, 2017 and 2016

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2017 and 2016

Consolidated Statements of Operations for the years ended December 31, 2017 and 2016

Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 2017 and 2016

Consolidated Statement of Cash Flows for the years ended December 31, 2017 and 2016

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2018 (Unaudited)

Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017

Consolidated Statements of Operations for the three months ended March 31, 2018 and 2017

Consolidated Statements of Changes in Stockholders' Deficit for the three months ended March 31, 2018

Consolidated Statement of Cash Flows for the periods ended March 31, 2018 and 2017

Notes to Consolidated Financial Statements

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

34

SINGLEPOINT, INC.
CONSOLIDATED FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
For the Years Ended December 31, 2017 and 2016

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of SinglePoint, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SinglePoint, Inc. and its subsidiaries (the “Company”) as of December 31, 2017 and 2016 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the results of its consolidated operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations since inception and expects to continue to generate operating losses and negative cash flows for the foreseeable future. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

April 16, 2018

We have served as the Company’s auditor since 2017.

F-2

SINGLEPOINT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS:
Cash	$915,078	$380,059
Prepaid expenses	385	-
Inventory	15,355	-

Total Current Assets	930,818	380,059

NON-CURRENT ASSETS:
Equipment, net	3,547	-
Investment	20,000	-
Intangible asset	346,000	-
Goodwill	362,261	-
Notes receivable - related parties	4,225
Other assets	123	-

Total Assets	$1,666,974	$380,059

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$142,395	$30,225
Accrued expenses, including accrued officer salaries	551,384	401,867
Convertible notes payable, net of debt discount (Note 4)	350,295	140,872
Advances from related party	70,832	20,000
Derivative liability	324,774	118,147

Total Current Liabilities	1,439,680	711,111

LONG-TERM LIABILITIES:
Convertible notes payable, net of debt discount (Note 4)	1,007,271	-

Total Liabilities	2,446,951	711,111

Commitments and Contingencies (Note 9)

STOCKHOLDERS' DEFICIT
Class A convertible preferred stock, par value $0.0001; 60,000,000 shares
authorized; 47,750,000 and 31,750,000 shares issued and outstanding	4,775	3,175
Common stock, par value $0.0001; 2,000,000,000 shares authorized;
935,585,925 and 639,034,093 shares issued and outstanding	93,559	63,903
Common stock subscriptions receivable	-	(355,500)
Additional paid-in capital	59,951,381	8,061,698
Accumulated deficit	(60,797,888)	(8,104,328)
Total Singlepoint, Inc. stockholders' deficit	(748,173)	(331,052)
Non-controlling interest	(31,804)	-
Total Stockholders' Deficit	(779,977)	(331,052)

Total Liabilities and Stockholders' Deficit	$1,666,974	$380,059

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SINGLEPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	December 31, 2017	December 31, 2016

REVENUE
Revenue	$259,634	$922

Total Revenue	259,634	922

Cost of Revenue	231,820	26

Gross profit	27,814	896

OPERATING EXPENSES:
Consulting fees	275,859	33,380
Compensation	38,824,066	671,220
Professional and legal fees	134,091	33,372
Investor relations	451,957	184,315
General and administrative	269,525	31,337
Impairment of goodwill	1,178,197	-

Operating expenses	41,133,695	953,624

LOSS FROM OPERATIONS	(41,105,881)	(952,728)

OTHER INCOME (EXPENSE):
Interest expense	(555,701)	(177,523)
Amortization of loan costs	(460,356)	(244,240)
Gain (loss) on settlement of debt	(9,724,195)	(10,000)
Loss on change in fair value of investments	(608,402)	(979,600)
Gain (loss) on change in fair value of derivative liability	(270,829)	132,423

Other income (expense), net	(11,619,483)	(1,278,940)

LOSS BEFORE NON-CONTROLLING INTERESTS	(52,725,364)	(2,231,668)

Loss (income) attributable to non-controlling interests	31,804	-

NET LOSS	$(52,693,560)	$(2,231,668)

Net loss per share - basic	$(0.07)	$(0.00)

Weighted average number of common shares outstanding - basic	787,332,849	464,135,528

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SINGLEPOINT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2017 and 2016

	Preferred Stock Par Value $0.0001		Common Stock Par Value $0.0001		Stock	Additional		Non-	Total
	Number of Shares	Amount	Number of Shares	Amount	Subscriptions Receivable	paid-in Capital	Accumulated Deficit	controlling Interest	Stockholders' Deficit

Balance, December 31, 2015	26,500,000	$2,650	367,671,402	$36,767	$-	$5,170,484	$(5,872,660)	$-	$(662,759)

Issuance of common shares for services			11,504,000	1,150		100,777			101,927
Issuance of common shares for investments			101,137,377	10,114		969,486			979,600
Issuance of common shares for convertible note			130,221,314	13,022	(355,500)	856,828			514,350
Issuance of preferred shares for services	10,000,000	1,000				539,000			540,000
Conversion of preferred shares	(4,750,000)	(475)	28,500,000	2,850		(2,375)			-
Valuation of beneficial conversion feature of debt						418,368			418,368
Resolution of derivative liability due to debt conversion						9,130			9,130
Net loss							(2,231,668)		(2,231,668)

Balance, December 31, 2016	31,750,000	$3,175	639,034,093	$63,903	$(355,500)	$8,061,698	$(8,104,328)	$-	$(331,052)

Issuance of common shares for services			2,629,944	263		144,384			144,647
Issuance of common shares for investments			29,241,888	2,924		2,098,742			2,101,666
Issuance of common shares for convertible note			197,680,000	19,769	355,500	9,991,616			10,366,885
Issuance of preferred shares for services	24,000,000	2,400				38,637,600			38,640,000
Conversion of preferred shares	(8,000,000)	(800)	67,000,000	6,700		(5,900)			-
Warrants issued with convertible notes payable						237,161			237,161
Resolution of derivative liability due to debt conversion						786,080			786,080
Non-controlling interest in subsidiaries								(31,804)	(31,804)
Net loss							(52,693,560)		(52,693,560)

Balance, December 31, 2017	47,750,000	$4,775	935,585,925	$93,559	$-	$59,951,381	$(60,797,888)	$(31,804)	$(779,977)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SINGLEPOINT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31, 2017	December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(52,693,560)	$(2,231,668)

Adjustments to reconcile net loss to net cash used in operating activities
Income attributable to non-controlling interests	(31,804)	-
Common stock issued for services	144,647	101,927
Changes in fair value of investments	608,402	979,600
Amortization of loan costs	460,356	244,240
Gain on change in fair value of derivatives	270,829	(132,423)
Excess of fair value of derivative over debt principal	471,880	127,700
(Gain) loss on debt settlement	9,724,195	10,000
Preferred stock issued for services	38,640,000	540,000
Impairment of goodwill	1,178,197	-
Changes in operating assets and liabilities:
Prepaid expenses	(385)	-
Inventory	(2,995)	-
Accounts payable	49,438	6,164
Accrued expenses	209,819	194,407

NET CASH USED IN OPERATING ACTIVITIES	(970,981)	(160,053)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for investments	(230,000)	-
Cash paid for acquisition of subsidiaries	(80,000)	-

NET CASH USED IN INVESTING ACTIVITIES	(310,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	355,500	-
Proceeds from advances from related party	-	41,000
Payments on advances to related party	-	(24,000)
Proceeds from issuance of convertible notes, net	1,460,500	521,350

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,816,000	538,350

NET CHANGE IN CASH	535,019	378,297

Cash at beginning of year	380,059	1,762

Cash at end of year	$915,078	$380,059

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued to acquire investments	$343,903	$979,600
Common stock issued to acquire intangible asset	$346,000	$-
Common stock issued to acquire subsidiaries	$1,411,763	$-
Warrants for debt	$237,163	$418,368
Original issue discount charged to interest	$16,493	$19,500
Common stock issued for conversion of debt	$10,366,885	$514,350
Debt discount from derivative liability	$-	$142,000
Derivitive liability settlements	$786,080	$9,130
Conversion of preferred stock to common stock	$800	$475
Derivative liability recognized from convertible debt	$721,880	$250,570

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SINGLEPOINT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

History

Carbon Credits International Inc. (“CCII”), which was formed on October 15, 2007 as a Nevada corporation, was the result of a spin off from Carbon Credits Industries, Inc. (“CCI”), its former parent issuer, on October 17, 2007, in which 24,196,000 shares of common stock were issued to the shareholders of CCI on a share for share basis ownership. No assets or liabilities were included in the spin off and there was no previous history or operations of CCII.

On December 23, 2011, CCII entered into a merger agreement with Lifestyle Wireless, Inc. (“LWI”), A Washington Corporation, whereby 30,008,000 shares of CCI common stock were cancelled and 6,321,830 shares of CCII common stock were issued to LWI, with CCII remaining as the surviving company. The effective date of the merger was January 10, 2012 under the Articles of Merger.

On July 1st 2013, CCII changed its name to Singlepoint Inc. (“Singlepoint” or “the Company”) and increased its authorized shares of common stock from 100,000,000 to 500,000,000 and authorized 30,000,000 preferred shares. On July 1st 2013, the ticker symbol changed from CARN to SING.

On July 20, 2016, the Company amended its Articles of Incorporation and increased its authorized common shares from 500,000,000 to 1,000,000,000.

On July 20, 2016, the Company increased the number of authorized Class A Convertible Preferred Stock from 30,000,000 to 60,000,000. The Class A Stock shall be entitled to vote 25 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote or to which stockholders are entitled to give consent. Class A Stock shall convert into common stock of the Company at a ratio of 6 common shares for every 1 Class A Share.

On August 31, 2017, the Company amended its Articles of Incorporation and increased its authorized common shares from 1,000,000,000 to 2,000,000,000.

On August 31, 2017, the Company amended its Articles of Incorporation and increased the voting rights on its Class A Convertible Preferred Stock to 50 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote, and increased the conversion ratio on its Class A Stock so that it converts into common stock of the Company at a ratio of 25 common shares for every 1 Class A share.

On May 17, 2017, the Company acquired a 90% interest in Discount Garden Supply, Inc. (“DIGS”) for cash and common stock.

On October 11, 2017, the Company acquired a 51% interest in Jiffy Auto Glass (“JAG”) for cash and common stock.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2017, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s business plan and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

F-7

NOTE 2 – BASIS OF PRESENTAION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Singlepoint, Inc., DIGS and JAG as of and for the year ended December 31, 2017, the year of their acquisition. All significant intercompany transactions have been eliminated in consolidation.

Revenues

The Company’s product revenues result from the direct sale of products to customers/businesses or commissions earned from the sale of mobile payment products, or from payment services provided. The Company’s accounting policy for revenue recognition is to record revenues and cost of revenues upon monthly customer payment for the Company’s technology products, upon delivery of the Company’s tangible products, or when services are provided.

Revenue Sharing

In addition to selling the Company’s products to customers, the Company recognizes revenues by sharing commissions with Independent Sales Organizations as an agent on a net basis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of ninety days or less at the time of purchase to be cash equivalents. The Company maintains deposits in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company had deposits in excess of amounts insured by the FDIC of approximately $659,992 as of December 31, 2017.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with the Accounting Standards Committee (“ASC”) 815 “Derivatives and Hedging”. It provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or other expense. Upon conversion or exercise of a derivative financial instrument, the instrument is marked to fair value at the conversion date and is reclassified to equity. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of notes redemption

F-8

Income Taxes

The Company accounts for its income taxes in accordance with Income Taxes ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carry forward.

Earnings (loss) Per Common Share

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of FASB ASC 260-10, “Earnings per Share”. Common stock equivalents are not used in the computation of loss per share, as their effect would be antidilutive.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Fair Value Measurements

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis, which includes goodwill and intangible assets. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent sources. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 - Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in accessible active markets.

Level 2 - Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

Level 3 - Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect a company’s own assumptions about the inputs that market participants would use.

The Company’s financial instruments consist of cash, prepaid expenses, inventory, investments, accounts payable, accrued liabilities, convertible notes payable, advances from related parties, and derivative liabilities. The estimated fair value of cash, prepaid expenses, inventory, investments, accounts payable, accrued liabilities, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

Certain non-financial assets are measured at fair value on a nonrecurring basis. Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic impairment tests. These items primarily include goodwill and other intangible assets.

F-9

Our intangible asset and derivative liabilities have been valued as Level 3 instruments.

	Level 1	Level 2	Level 3	Total
Fair value of convertible notes derivative liability - December 31, 2016	$–	$–	$118,147	$118,147

	Level 1	Level 2	Level 3	Total

Intangible asset – December 31, 2017	$–	$–	$346,000	$346,000

Fair value of convertible notes derivative liability – December 31, 2017	$–	$–	$324,774	$324,774

The following tables provides a summary of changes in fair value of the Company’s Level 3 financial assets and liabilities as of December 31, 2017 and 2016:

Intangible Asset
Balance, December 31, 2015	$-
Fair value of intangible asset at acquisition	-
Mark-to-market at December 31, 2016	-
Balance, December 31, 2016	-
Fair value of intangible asset at acquisition	346,000
Mark-to-market at December 31, 2017	-
Balance, December 31, 2017	$346,000

Net loss for the year included in earnings relating to the investments held at December 31, 2017	$-

Derivative
Liability (convertible
promissory notes)
Balance, December 31, 2015	$-
Initial fair value at note issuances	259,700
Fair value of liability at note conversion	(9,130)
Mark-to-market at December 31, 2016	(132,423)
Balance, December 31, 2016	118,147
Initial fair value at note issuances	721,878
Fair value of liability at note conversion	(786,080)
Mark-to-market at December 31, 2017	270,829
Balance, December 31, 2017	$324,774

Net loss for the year included in earnings relating to the liabilities held at December 31, 2017	$270,829

F-10

Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology to estimate the fair value of a reporting unit. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company recorded an impairment loss on goodwill of $1,178,197 and $0 for the years ended December 31, 2017 and 2016, respectively.

Recently Issued Accounting Pronouncements

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. It is effective for annual and interim reporting periods beginning after December 15, 2017. This standard permits early adoption and permits the use of either the retrospective or cumulative effect transition method. We are currently evaluating the potential impact of this standard on our financial position and results of operations, as well as our selected transition method. Based on our preliminary assessment, we believe the new standard will not have a material impact on our financial position and results of operations, as we do not expect to change the manner or timing of recognizing revenue on a majority of our revenue transactions.

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard will be effective for our interim and annual periods beginning January 1, 2019 and must be applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. We are currently evaluating the timing of adoption and the potential impact of this standard on our financial position, but we do not expect it to have a material impact on our results of operations.

There were various other accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows. Management has evaluated these new pronouncements through December 31, 2017.

F-11

NOTE 3 – INVESTMENTS, ACQUISITIONS AND GOODWILL

On April 27, 2016, the Company issued 4,000,000 shares of common stock with a fair value of approximately $26,000 to a third party as an initial payment for an ownership interest in GoDraft.com, a daily fantasy sports enterprise. On December 31, 2016, the Company adjusted this investment down by $26,000 to its estimated fair value of $0.

On June 3, 2016 and July 14, 2016, the Company issued 54,719,562 and 42,417,815 shares, respectively, of its common stock, (a total of 97,137,377 common shares with a fair value of approximately $953,600) to a third party for an ownership stake in Draft Fury, a daily fantasy sports enterprise. During the year ended December 31, 2016, the Company adjusted this investment down by $953,600 to its estimated fair value of $0.

In March 2017, the Company issued 4,878,049 shares of common stock with a fair value of $343,902 and paid $210,000 in cash for a 10% investment stake of Jacksam Corporation for a total investment of $553,902. During the year ended December 31, 2017, the Company adjusted this investment down by $553,902 to its estimated fair value of $0.

On May 17, 2017, the Company acquired a 90% interest in Discount Garden Supply, Inc. (“DIGS”) for approximately $1.1 million, comprised of 14,285,714 shares of common stock with a fair value of $1,092,857 and cash of $30,000. A total of 1,178,197 of the purchase price was allocated to goodwill. During the year ended December 31, 2017, the Company recorded an impairment of this goodwill of $1,178,197 down to its estimated fair value of $0.

In October 2017, the Company purchased a 51% equity stake in Jiffy Auto Glass, (“JAG”) a Colorado glass company for approximately $400,000, comprised of cash of $50,000, 5,078,125 shares of common stock with a fair value of $318,906, and a convertible note of $25,000. The Company allocated $362,261 of the purchase price to goodwill.

On December 22, 2017, the Company paid $20,000 to Shield Saver, LLC with its Letter of Intent to acquire 51% of the Shield Saver, LLC in 2018. The $20,000 good faith payment is reflected in investments on the accompanying balance sheet as of December 31, 2017.

For investments acquired with common stock, the Company recorded its investments at the fair value of the common stock issued for the ownership interests acquired.

Intangible Asset

On August 31, 2017, the Company issued 5,000,000 shares of the Company’s common stock with a fair value of approximately $346,000 in exchange for 1,000,000 WEED tokens, a digital crypto currency, which is reflected in intangible asset on the accompanying balance sheet as of December 31, 2017.

The Company periodically reviews the carrying value of intangible assets not subject to amortization to determine whether impairment may exist. Intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the market for digital crypto currency, or other factors. Specifically, a comparison of our crypto currency to published market rates is used to identify potential impairment. The Company performed this evaluation of our intangible asset as of December 31, 2017 and determined no impairment was necessary.

Goodwill

The following table presents details of the Company’s goodwill as of December 31, 2017 and 2016:

	DIGS	JAG	Total
Balances at January 1, 2016:	$-	$-	$-
Aggregate goodwill acquired	-	-	-
Impairment losses	-	-	-
Balances at December 31, 2016:	-	-	-
Aggregate goodwill acquired	1,178,197	362,261	1,540,448
Impairment losses	(1,178,197)	-	(1,178,197
Balances at December 31, 2017:	$-	$362,261	$362,261

F-12

Discount Garden Supply, Inc. (DIGS)

On May 17, 2017, the Company acquired 90% in DIGS for $30,000 cash and 14,285,714 shares of the Company’s common stock valued at $1,092,857. The total purchase price for DIGS was allocated as follows:

Goodwill	$1,178,197
Current assets	85,184
Current liabilities	(140,524)
Total net assets acquired	$1,122,857
The purchase price consists of the following:
Cash	30,000
Common Stock	1,092,857
Total purchase price	$1,122,857

Jiffy Auto Glass Company. (JAG)

In October 2017, the Company purchased a 51% equity stake in JAG for approximately $400,000, comprised of cash of $50,000, 5,078,125 shares of common stock with a fair value of $318,906, and a convertible note of $25,000. The total purchase price for JAG was allocated as follows:

Goodwill	$362,261
Current assets	6,329
Equipment	2,800
Note receivable	54,500
Current liabilities (accounts payable and accrued expenses)	(31,984)
Total net assets acquired	$393,906
The purchase price consists of the following:
Cash	$50,000
Note payable to JAG	25,000
Common Stock	318,906
Total purchase price	$393,906

The total amount of goodwill that is expected to be deductible for tax purposes is $1,535,457 and is amortized over 15 years. The total amortization expense for tax purposes for the year ended December 31, 2017 is $49,788.

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, a goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units.

The Company used the discounted cash flow method for the impairment testing as of December 31, 2017. The Company performed discounted cash flow analysis projected over 10 years to estimate the fair value of the reporting units, using management’s best judgement as to revenue growth rates and expense projections. For DIGS, this analysis indicated cash flows (and discounted cash flows) less than the $1,178,197 book value of goodwill. This analysis factored the lack of significant historical profitability and the uncertainty of significant future profitability at DIGS. The Company determined these were indicators of impairment in goodwill for DIGS during the year ended December 31, 2017 and impaired the goodwill by $1,178,197.

F-13

Proforma Information (unaudited)

The accompanying consolidated financial statements include the results of operations of the acquisitions from the date acquired through December 31, 2017. The 2017 acquisitions contributed approximately $253,000 of revenue and approximately $95,000 of net loss for the year ended December 31, 2017. There were no acquisitions of subsidiaries during the year ended December 31, 2016.

The following unaudited pro forma information presents the consolidated results of the Company’s operations and the results of the 2017 acquisitions as if the 2017 acquisitions had been consummated on January 1, 2016. Such unaudited pro forma information is based on historical unaudited financial information with respect to the 2017 acquisitions and does not include operational for other charges which might have been effected by the Company. The unaudited pro forma information for the years ended December 31, 2017 presented below is for illustrative purposes only and is not necessarily indicative of the results which would have been achieved or results which may be achieved in the future:

	2017	2016
Net revenue	$1,054,799	$810,034

	2017	2016
Net loss	$(52,596,576)	$(2,147,155)

NOTE 4 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	December 31, 2017	December 31, 2016

Convertible $30,000 note payable to individual, Caroline Vanderoef, (the “CV Notes”) with interest at 12%, due February 29, 2009, convertible at the option of the holder into shares of the Company’s common stock at $0.75 per share. On November 14, 2016, $20,000 of this note was assigned to a noteholder with an amended conversion price of $0.015 per share, resulting in a debt discount for the beneficial conversion feature of $8,400. The new noteholder converted the $20,000 in full to 2,000,0000 shares of common stock on November 22, 2016 and the $8,400 debt discount was written off in full to amortization of loan costs. The remaining balance of $10,000 and accrued interest of $20,000 were assigned to new noteholders and converted to common stock subsequent to December 31, 2016.

	$-	$10,000

F-14

Convertible notes payable to institutional investor, Stockbridge Enterprises, L.P. (the “SB Notes”), with interest at 12%, dated November 1, 2010, due November 1, 2011, convertible at the option of the holder into shares of the Company’s common stock at $0.75 per share (amended to $0.002 per share per Addendum dated October 27, 2016). The amendment resulted in a debt discount for the beneficial conversion feature of $350,000, of which $62,329 was amortized to amortization of loan costs during the year ended December 31, 2016. The holder converted $140,000 of this note in August 2017 for 70,000,000 shares of common stock at $0.002 per share, resulting in a loss on settlement of approximately $4,186,000. On December 18, 2017, the noteholder sold a total of $100,000 of this note to two investors. The balance of the note was subsequently converted in to shares of the Company’s common stock (see Note 11 Subsequent Events).

	110,000	350,000

Convertible note payable to two investors who purchased $50,000 each of the SB Notes above on December 18, 2017, convertible into shares of the Company’s common stock at $0.002 per share. The notes were subsequently converted in to shares of the Company’s common stock (see Note 11 Subsequent Events).	100,000	-

Convertible notes payable to institutional investor, with interest at 5%, dated May 19, 2016, due January 19, 2017, convertible at the option of the holder into shares of the Company’s common stock at a discount of 50% of the Company’s common stock over the 20 trading days prior to conversion. This variable conversion feature resulted in derivative liability of $115,867 and a charge to interest expense of $58,867 during the year ended December 31, 2016. The remaining $57,000 was recorded as a debt discount which resulted in amortization expense of $4,060 and $52,940 for the years ended December 31, 2017 and 2016, respectively. The Company recorded a loss of $637,101 and a gain of $44,968 for the change in fair value of the derivative liability related to this note for the years ended December 31, 2017 and 2016, respectively. The note was not repaid on the due date. The noteholder converted the note in full on June 5, 2017 for 60,000,000 shares at an agreed upon price of $0.0011 per share resulting in a loss on settlement of approximately $1,365,000.

	-	60,000

Convertible note to investor dated August 24, 2016, with interest at 8%, an OID of $2,000, due August 23, 2017, convertible at the option of the holder into shares of the Company’s common stock. The notes have a conversion price of the lower of a 50% discount to the lowest trading prices of the 20 days prior to conversion or $0.005, resulting in a derivative liability of $47,247, a charge to interest expense of $20,886 and a debt discount of $30,000. The Company recorded a total of $19,397 and $10,603 of amortization on the debt discount and loss of $30,834 and a gain of $3,340 on the change in fair value of the derivative liability related to this note for the years ended December 31, 2017 and 2016, respectively. These notes were past due and settled in full for 7,680,000 shares of common stock in September 2017, resulting in a loss on settlement of approximately $449,000.

	-	32,000

Convertible note payable with an accredited investor dated October 31, 2017, with interest at 0%, due October 31, 2017, convertible at $0.007 per share.	10,500	-

Convertible note payable to investor dated July 31, 2017, with interest at 0%, due July 31, 2018, convertible at any time into shares of the Company’s common stock at the average 20-day trading price prior to the noteholder’ conversion. This variable conversion feature resulted in derivative liability of $721,880, a charge to interest expense of $471,880, and a debt discount of $250,000. The Company recorded amortization expense on the debt discount of $104,795 and a gain on the change in fair value of the derivative liability of $324,744 related to this note for the year ended December 31, 2017.

	250,000	-

F-15

Convertible note payable to investor (the “CVP Note”) dated October 10, 2017, with interest at 10%, an OID of $70,000, due October 6, 2019, convertible in 6 months into shares of the Company’s common stock at $0.075 per share. The note provides for additional tranches of a maximum of $3,970,000, which includes OID of 10%. The note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share, resulting in a debt discount of $118,581. The Company recorded amortization expense of $13,970 related to this debt discount for the year ended December 31, 2017. The note is secured by substantially all assets of the Company.

	670,000	-

Convertible note payable to investor (the “UAHC Note”) dated October 10, 2017, with interest at 10%, an OID of $70,000, due October 6, 2019, convertible in 6 months into shares of the Company’s common stock at $0.075 per share. The note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share, resulting in a debt discount of $118,581. The Company recorded amortization expense of $13,970 related to this debt discount for the year ended December 31, 2017. The note is secured by substantially all assets of the Company.	670,000	-

Convertible note payable, Jiffy Auto Glass, dated October 18, 2017, with interest at 0%, due October 11, 2018, convertible at any time into shares of the Company’s common stock at $0.10 per share.	25,000	-

Total convertible notes payable	1,835,500	452,000
Less debt discounts	(477,934)	(311,128)
Convertible notes payable, net	1,357,566	140,872
Less current portion of convertible notes	(350,295)	(140,872)
Long-term convertible notes payable	$1,007,271	$-

Total amortization of debt discounts was $460,356 and $244,240 for the years ended December 31, 2017 and 2016, respectively. Accrued interest on the above notes payable totaled $133,730 and $85,694 as of December 31, 2017 and 2016, respectively. Interest expense for the notes payable for the year ended December 31, 2017 and 2016 was $555,701 and $177,523, respectively.

In February 2017, the Company entered into a two separate Debt Purchase and Assignment Agreements with a noteholder with a note balance of $30,000 ($10,000 of principal and $20,000 of accrued interest) (the ‘CV Note’), agreeing to the assignment of $15,000 and $15,000, to two new noteholders, with no balance remaining outstanding to the original noteholder under the CV Note.

From January 2017 through November 2017, the Company received proceeds of approximately $616,000 for convertible notes payable from various investors. The Notes bear interest at 0% - 12% and are convertible at prices ranging from $0.005 to $0.007 per share, with $195,500 of these notes convertible at a 50% discount from the 20-day average trading price prior to conversion. These notes were converted to common stock during the year ended December 31, 2017.

F-16

NOTE 5 – DERIVATIVE LIABILITY

Derivative Liability- Debt

The fair value of the described embedded derivative on all convertible debt was valued at $324,774 and $118,147 at December 31, 2017 and 2016, respectively, which was determined using the Black Scholes Pricing Model with the following assumptions:

	December 31, 2017	December 31, 2016
Dividend yield:	0%	0%
Term	0.1 – 1.0 year	0.5 – 1.0 year
Volatility	151.2 - 181.9%	151.2-163.0%
Risk free rate:	0.59 – 1.76%	0.62%-0.85%

For the year ended December 31, 2017, the Company adjusted the recorded fair value of the derivative liability on debt to market resulting in non-cash, non-operating loss of $270,829.

During the year ended December 31, 2017, the Company reclassed derivative liability of $786,080 to additional paid in capital on conversion of a convertible note.

For the year ended December 31, 2016, the Company adjusted the recorded fair value of the derivative liability on debt to market resulting in non-cash, non-operating gain of $132,423.

During the year ended December 31, 2016, the Company reclassed derivative liability of $9,130 to additional paid in capital on conversion of a convertible note.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2017 and 2016:

Derivative
Liability (convertible
promissory notes)
Balance, December 31, 2015	$-
Initial fair value at note issuances	259,700
Fair value of liability at note conversion	(9,130)
Mark-to-market at December 31, 2016	(132,423)
Balance, December 31, 2016	118,147
Initial fair value at note issuances	721,878
Fair value of liability at note conversion	(786,080)
Mark-to-market at December 31, 2016	270,829
Balance, December 31, 2017	$324,774

Net loss for the year included in earnings relating to the liabilities held at December 31, 2017	$270,829

NOTE 6 - EARNINGS PER SHARE

The Company computes net loss per share in accordance with FASB ASC 260-10 “Earnings per Share”. Under the provisions of FASB ASC 260-10, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

Diluted loss per share is computed using the weighted average number of shares and dilutive potential common shares arising from the conversion of preferred shares into common shares at the election of the holders thereof. Potentially dilutive common shares consist of employee stock options, warrants, and unissued restricted common stock, and are excluded from the diluted earnings per share computation in periods where the Company has incurred net losses.

For the year ended December 31, 2017 and 2016, the Company’s net loss per share was $0.07 and $0.00, based on the weighted average number of shares outstanding of 787,332,849 and 464,135,528, respectively. Total dilutive securities related to convertible notes payable, warrants and Series A Convertible Preferred Stock was approximately 1,315,111,449 and 380,000,000 as of December 31, 2017 and 2016, respectively.

F-17

NOTE 7 – STOCKHOLDERS’ DEFICIT

Articles of Incorporation

On July 20, 2016, the Company amended its Articles of Incorporation and increased its authorized common shares from 500,000,000 to 1,000,000,000.

On July 20, 2016, the Company increased the number of authorized Class A Convertible Preferred Stock from 30,000,000 to 60,000,000. The Class A Stock shall be entitled to vote 25 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote or to which stockholders are entitled to give consent. Class A Stock shall convert into common stock of the Company at a ratio of 6 common shares for every 1 Class A Share.

On August 31, 2017, the Company amended its Articles of Incorporation and increased its authorized common shares from 1,000,000,000 to 2,000,000,000.

On August 31, 2017, the Company amended its Articles of Incorporation and increased the voting rights on its Class A Convertible Preferred Stock to 50 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote, and increased the conversion ratio on its Class A Stock so that it converts into common stock of the Company at a ratio of 25 common shares for every 1 Class A share.

Class A Convertible Preferred Shares

As of December 31, 2017 and 2016, the Company had authorized 60,000,000 shares of Series A Convertible Preferred Stock (“Class A Stock”) with $0.0001 par value, of which 47,750,000 and 31,750,000 shares were issued and outstanding as of December 31, 2017 and 2016, respectively.

Each share of Class A Stock is convertible at any time into 25 shares of common stock, totaling 1,193,750,000 shares of common stock assuming full conversion of all outstanding shares. No dividends are payable unless declared by the Board of Directors. Each share of Class A Stock votes with the shares of Common Stock and is entitled to 50 votes per share and ranks senior to all other classes of stock in liquidation in the amount of $1 per share.

On August 11, 2016, the Company issued an aggregate of 10,000,000 shares of Class A Stock to officers and directors for services with a fair value of approximately $540,000.

On August 31, 2016, the Company CEO converted 4,750,000 shares of Class A Stock into 28,500,000 shares of the Company’s common stock.

In February 2017, the Company’s CEO converted 7,000,000 shares of Class A Preferred Stock for 42,000,000 shares of the Company’s common stock.

In August 2017, the Company issued a total of 24,000,000 shares of Class A Stock to officers and directors for services with a fair value of approximately $38,640,000.

In December 2017, the Company’s CTO converted 1,000,000 shares of Class A Preferred Stock for 25,000,000 shares of the Company’s common stock.

Common Shares

As of December 31, 2017, the Company’s authorized common stock is 2,000,000,000 shares at $0.0001 par value, of which 935,585,925 and 639,034,093 shares were issued and outstanding as of December 31, 2017 and 2016, respectively.

F-18

Shares issued during the year ended December 31, 2016

During the year ended December 31, 2016, the Company issued an aggregate of 130,221,314 common shares for convertible notes payable converted by the noteholders with an aggregate balance of approximately $870,000, of which approximately $356,000 was not received by the Company until 2017 and is reflected as common stock subscriptions receivable on the accompanying financial statements.

During the year ended December 31, 2016, the Company issued 11,504,000 shares of common stock for services at an aggregate price of $101,927.

Shares issued during the year ended December 31, 2017

In March 2017, the Company issued 30,000,000 shares of common stock for a convertible note payable of $15,000 at a price of $0.005 per share, resulting in a loss on settlement of approximately $1,635,000.

In March 2017, the Company issued an aggregate of 2,629,944 shares of common stock for services with a fair value of $144,647.

See Note 3 and 4 for additional shares issuances during the years ended December 31, 2017 and 2016.

NOTE 8 – RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

As of December 31, 2017 and 2016, a total of $358,167 and $289,000, respectively, was accrued for unpaid officer wages due the Company’s CEO under the CEO’s employment agreement.

The Company’s CEO advanced the Company funds during 2017 and 2016, with a balance of $25,000 and $20,000 as of December 31, 2017 and 2016, respectively. The advances are unsecured, bear no interest and have no specified due date.

See Note 7 for related party share issuances to the Company’s CEO, CTO and directors.

NOTE 9 - COMMITMENTS

On April 1, 2013, the Company entered into a three-year employment agreement with the Company’s CEO. The agreement calls for compensation of $10,000 per month and allows for incentive bonuses as determined by the Company’s board of directors. This agreement was extended for an additional three-year term on April 1, 2016. The CEO’s employment agreement was amended to increase the compensation to $18,333 per month effective November 1, 2017.

NOTE 10 – INCOME TAXES

The components of income tax expense for the years ended December 31, 2017 and 2016 consist of the following:

	2017	2016
Federal tax statutory rate	34.0%	34.0%
Permanent differences	(31.3%)	(10.0%)
Valuation allowance	(2.7%)	(24.0%)
Effective rate	0%	0%

F-19

Significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2017 and 2016 are as follows

	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$631,000	$905,000
Temporary differences	641,000	455,000

Total deferred tax asset	1,272,000	1,360,000

Valuation allowance	(1,272,000)	(1,360,000)
	$-	$-

The Company has net operating losses (“NOLs”) as of December 31, 2017 of approximately $3,000,000 for federal tax purposes, which will expire in varying amounts through 2036. The Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code (“IRC”) Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carry-forwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is possible that the utilization of the NOLs could be substantially limited. The Company has no tax provision for the year ended December 31, 2016 due to the net losses and full valuation allowances against net deferred tax assets.

The Tax Cuts and Jobs Act (the Act) was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 35% to 21% and will require the Company to re-measure certain deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The Company adopted the new rate as it relates to the calculations of deferred tax amounts as of December 31, 2017.

NOTE 11 - SUBSEQUENT EVENTS

On January 8, 2018, the Company’s CEO converted 3,000,000 shares of the Company’s Class A convertible preferred stock into 75,000,000 shares of the Company’s common stock.

On January 16, 2018, the Company entered into an equity purchase agreement to purchase a 51% ownership in ShieldSaver, a Colorado limited liability company, for shares of the Company’s common stock with a fair value of $670,000, cash payments of $200,000 based on performance milestones, and payment of $150,000 towards software development after 30 days of closing.

On January 31, 2018, the Company’s president converted 800,000 shares of the Company’s Class A convertible preferred stock into 20,000,000 shares of the Company’s common stock.

On February 15, 2018, a convertible note holder converted $110,000 of convertible debt (the SB Notes) into 55,000,000 shares of the Company’s common stock at a price of $0.002 per share.

On February 22, 2018, the Company issued 25,000,000 shares of the Company’s common stock to a noteholder for conversion of $50,000 of notes purchased from Stockbridge Enterprises, L.P. (the “SB Notes”), at a price of $0.002 per share.

On March 7, 2018, the Company issued 600,000 shares of the Company’s common stock to a consultant for services.

On March 12, 2018, the Company issued 25,000,000 shares of the Company’s common stock to a noteholder for conversion of $50,000 of notes purchased from Stockbridge Enterprises, L.P. (the “SB Notes”), at a price of $0.002 per share.

On April 3, 2018, the Company issued 1,428,571 shares of the Company’s common stock to a noteholder for conversion of a convertible note payable at a price of $0.007 per share.

F-20

SINGLEPOINT, INC.
CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

For the Three Months Ended March 31, 2018

F-21

SINGLEPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2018	December 31, 2017
		(Audited)

ASSETS
CURRENT ASSETS:
Cash	$360,773	$915,078
Accounts receivable	962	-
Prepaid expenses	12,992	385
Inventory	23,564	15,355

Total Current Assets	398,291	930,818

NON-CURRENT ASSETS:
Equipment, net	747	3,547
Deposit	140,000	20,000
Intangible asset	346,000	346,000
Goodwill	362,261	362,261
Notes receivable - related parties	4,225	4,225
Other assets	123	123

Total Assets	$1,251,647	$1,666,974

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$131,833	$142,395
Accrued expenses, including accrued officer salaries	533,300	551,384
Convertible notes payable, net of debt discount (Note 4)	202,795	350,295
Advances from related party	66,529	70,832
Derivative liability	127,016	324,774

Total Current Liabilities	1,061,473	1,439,680

LONG-TERM LIABILITIES:
Convertible notes payable, net of debt discount (Note 4)	1,054,538	1,007,271

Total Liabilities	2,116,011	2,446,951

Commitments and Contingencies (Note 9)

STOCKHOLDERS' DEFICIT
Class A convertible preferred stock, par value $0.0001; 60,000,000 shares
authorized; 43,950,000 and 47,750,000 shares issued and outstanding	4,395	4,775
Common stock, par value $0.0001; 2,000,000,000 shares authorized;
1,136,185,925 and 935,585,925 shares issued and outstanding	113,619	93,559
Additional paid-in capital	60,180,221	59,951,381
Accumulated deficit	(61,131,297)	(60,797,888)
Total Singlepoint, Inc. stockholders' deficit	(833,062)	(748,173)
Non-controlling interest	(31,302)	(31,804)
Total Stockholders' Deficit	(864,364)	(779,977)

Total Liabilities and Stockholders' Deficit	$1,251,647	$1,666,974

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-22

SINGLEPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2018	March 31, 2017

REVENUE
Revenue	$188,883	$411

Total Revenue	188,883	411

Cost of Revenue	120,756	-

Gross profit	68,127	411

OPERATING EXPENSES:
Consulting fees	90,935	151,707
Compensation	86,194	30,000
Professional and legal fees	21,199	8,670
Investor Relations	148,955	189,064
General and administrative	116,892	22,140

Operating expenses	464,175	401,581

LOSS FROM OPERATIONS	(396,048)	(401,170)

OTHER INCOME (EXPENSE):
Interest expense	(24,849)	(12,003)
Amortization of loan costs	(109,767)	-
Gain (loss) on settlement of debt	-	-
Gain (loss) on change in fair value of derivative liability	197,758	-

Other income (expense), net	63,142	(12,003)

LOSS BEFORE NON-CONTROLLING INTERESTS	(332,906)	(413,173)

Loss (income) attributable to non-controlling interests	(502)	-

NET LOSS	$(333,408)	$(413,173)

Net loss per share - basic	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic	1,059,634,814	555,354,036

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-23

SINGLEPOINT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Three Months Ended March 31, 2018
(Unaudited)

	Preferred Stock Par Value $0.0001		Common Stock Par Value $0.0001		Stock	Additional		Non-	Total
	Number of Shares	Amount	Number of Shares	Amount	Subscriptions Receivable	paid-in Capital	Accumulated Deficit	controlling Interest	Stockholders' Deficit

Balance, December 31, 2017	47,750,000	$4,775	935,585,925	$93,559	$-	$59,951,381	$(60,797,888)	$(31,804)	$(779,977)

Issuance of common shares for services			600,000	60		38,460			38,520
Issuance of common shares for convertible note			105,000,000	10,500		199,500			210,000
Conversion of preferred shares	(3,800,000)	(380)	95,000,000	9,500		(9,120)			-
Net loss							(333,408)	502	(332,906)

Balance, March 31, 2018	43,950,000	$4,395	1,136,185,925	$113,619	$-	$60,180,221	$(61,131,296)	$(31,302)	$(864,363)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-24

SINGLEPOINT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2018	March 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(333,408)	$(413,173)

Adjustments to reconcile net loss to net cash used in operating activities
Income attributable to non-controlling interests	502	-
Common stock issued for services	38,520	144,647
Depreciation	2,800	-
Amortization of loan costs	109,767	-
Gain on change in fair value of derivatives	(197,758)	-
(Gain) loss on debt settlement	0	-
Changes in operating assets and liabilities:
Accounts receivable	(962)	-
Prepaid expenses	(12,607)	-
Inventory	(8,209)	-
Accounts payable	(10,563)	1,411
Accrued expenses	(18,084)	(49,100)

NET CASH USED IN OPERATING ACTIVITIES	(430,002)	(316,215)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for deposit	(120,000)	(210,000)

NET CASH USED IN INVESTING ACTIVITIES	(120,000)	(210,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on advances to related party	(4,303)	(20,000)
Proceeds from issuance of convertible notes, net	-	448,501

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(4,303)	428,501

NET CHANGE IN CASH	(554,305)	(97,714)

Cash at beginning of period	915,078	380,059

Cash at end of period	$360,773	$282,345

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued to acquire investments	$-	$343,902
Common stock issued for conversion of debt	$210,000	$1,650,000
Conversion of preferred stock to common stock	$380	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-25

SINGLEPOINT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

History

Carbon Credits International Inc. (“CCII”), which was formed on October 15, 2007 as a Nevada corporation, was the result of a spin off from Carbon Credits Industries, Inc. (“CCI”), its former parent issuer, on October 17, 2007, in which 24,196,000 shares of common stock were issued to the shareholders of CCI on a share for share basis ownership. No assets or liabilities were included in the spin off and there was no previous history or operations of CCII.

On December 23, 2011, CCII entered into a merger agreement with Lifestyle Wireless, Inc. (“LWI”), A Washington Corporation, whereby 30,008,000 shares of CCI common stock were cancelled and 6,321,830 shares of CCII common stock were issued to LWI, with CCII remaining as the surviving company. The effective date of the merger was January 10, 2012 under the Articles of Merger.

On July 1st 2013, CCII changed its name to Singlepoint Inc. (“Singlepoint” or “the Company”) and increased its authorized shares of common stock from 100,000,000 to 500,000,000 and authorized 30,000,000 preferred shares. On July 1st 2013, the ticker symbol changed from CARN to SING.

On July 20, 2016, the Company amended its Articles of Incorporation and increased its authorized common shares from 500,000,000 to 1,000,000,000.

On July 20, 2016, the Company increased the number of authorized Class A Convertible Preferred Stock from 30,000,000 to 60,000,000. The Class A Stock shall be entitled to vote 25 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote or to which stockholders are entitled to give consent. Class A Stock shall convert into common stock of the Company at a ratio of 6 common shares for every 1 Class A Share.

On August 31, 2017, the Company amended its Articles of Incorporation and increased its authorized common shares from 1,000,000,000 to 2,000,000,000.

On August 31, 2017, the Company amended its Articles of Incorporation and increased the voting rights on its Class A Convertible Preferred Stock to 50 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote, and increased the conversion ratio on its Class A Stock so that it converts into common stock of the Company at a ratio of 25 common shares for every 1 Class A share.

On May 17, 2017, the Company acquired a 90% interest in Discount Garden Supply, Inc. (“DIGS”) for cash and common stock.

On October 11, 2017, the Company acquired a 51% interest in Jiffy Auto Glass (“JAG”) for cash and common stock.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As of March 31, 2018, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s business plan and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

F-26

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They should be read in conjunction with the audited consolidated financial statements, including the notes thereto, as of and for the year ended December 31, 2017. The information furnished in this report reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows for each period presented. The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the results for the year ending December 31, 2018 or for any future period.

Principles of Consolidation

The consolidated financial statements include the accounts of Singlepoint, Inc., DIGS, JAG, and Singleseed as of and for the three months ended March 31, 2018. All significant intercompany transactions have been eliminated in consolidation.

Revenues

The Company has generated little revenues to date. It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 606 “Revenue from Contracts with Customers”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification.’

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue. As this policy election is in line with the Company’s previous accounting practices, the treatment of shipping and handling activities under Topic 606 did not have any impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In accordance with the new guidance, the Company recognizes revenue at an amount that reflects the consideration that the Company expects to be entitled to receive in exchange for transferring goods or services to its customers. The Company’s policy is to record revenue when control of the goods transfers to the customer.

Revenue Sharing

In addition to selling the Company’s products to customers, the Company recognizes revenues by sharing commissions with Independent Sales Organizations as an agent on a net basis.

These revenues do not comprise a material amount of the Company’s net sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of ninety days or less at the time of purchase to be cash equivalents. The Company maintains deposits in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company had deposits in excess of amounts insured by the FDIC of approximately $111,052 as of March 31, 2018.

F-27

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with the Accounting Standards Committee (“ASC”) 815 “Derivatives and Hedging”. It provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or other expense. Upon conversion or exercise of a derivative financial instrument, the instrument is marked to fair value at the conversion date and is reclassified to equity. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of notes redemption

Income Taxes

The Company accounts for its income taxes in accordance with Income Taxes ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carry forward.

Earnings (loss) Per Common Share

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of FASB ASC 260-10, “Earnings per Share”. Common stock equivalents are not used in the computation of loss per share, as their effect would be antidilutive.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Fair Value Measurements

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis, which includes goodwill and intangible assets. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent sources. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 - Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in accessible active markets.

F-28

Level 2 - Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

Level 3 - Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect a company’s own assumptions about the inputs that market participants would use.

The Company’s financial instruments consist of cash, prepaid expenses, inventory, investments, accounts payable, accrued liabilities, convertible notes payable, advances from related parties, and derivative liabilities. The estimated fair value of cash, prepaid expenses, inventory, investments, accounts payable, accrued liabilities, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

Certain non-financial assets are measured at fair value on a nonrecurring basis. Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic impairment tests. These items primarily include goodwill and other intangible assets which were measured at the acquisition date.

Our derivative liabilities have been valued as Level 3 instruments.

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – December 31, 2017	$–	$–	$324,774	$324,774

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – March 31, 2018	$–	$–	$127,016	$127,016

The following tables provides a summary of changes in fair value of the Company’s Level 3 financial assets and liabilities as of March 31, 2018 and 2016:

Derivative
Liability (convertible
promissory notes)
Balance, December 31, 2017	324,774
Initial fair value at note issuances	-
Fair value of liability at note conversion	-
Mark-to-market at March 31, 2018	(197,758)
Balance, March 31, 2018	$127,016

Net (gain) for the three months included in earnings relating to the liabilities held at March 31, 2018	$(197,758)

F-29

Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology to estimate the fair value of a reporting unit. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company recorded an impairment loss on goodwill of $1,178,197 on December 31, 2017.

Recently Issued Accounting Pronouncements

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. It is effective for annual and interim reporting periods beginning after December 15, 2017. We adopted this standard during the three months ended March 31, 2018 and it did not have a material impact on our financial position or results of operations.

F-30

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard will be effective for our interim and annual periods beginning January 1, 2019 and must be applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. We are currently evaluating the timing of adoption and the potential impact of this standard on our financial position, but we do not expect it to have a material impact on our results of operations.

There were various other accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows. Management has evaluated these new pronouncements through March 31, 2018.

NOTE 3 – INVESTMENTS, ACQUISITIONS AND GOODWILL

On January 16, 2018, the Company entered into an equity purchase agreement to purchase a 51% ownership in Shield Saver, LLC, a Colorado limited liability company, for shares of the Company’s common stock with a fair value of $670,000, cash payments of $200,000 based on performance milestones, and payment of $150,000 towards software development after 30 days of closing.

The Company made total payments to Shield Saver, LLC of $140,000 under this agreement as of March 31, 2018, which is reflected as deposits on the accompanying balance sheet as of March 31, 2018. As of March 31, 2018 the Company has not issued any of the shares per the terms of this agreement.

For investments acquired with common stock, the Company records its investments at the fair value of the common stock issued for the ownership interests acquired.

Intangible Asset

On August 31, 2017, the Company issued 5,000,000 shares of the Company’s common stock with a fair value of approximately $346,000 in exchange for 1,000,000 WEED tokens, a digital crypto currency, which is reflected as an intangible asset on the accompanying balance sheet as of March 31, 2018 and December 31, 2017.

The Company periodically reviews the carrying value of intangible assets not subject to amortization to determine whether impairment may exist. Intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the market for digital crypto currency, or other factors. Specifically, a comparison of our crypto currency to published market rates is used to identify potential impairment. The Company performed this evaluation of our intangible asset as of March 31, 2018 and determined no impairment was necessary.

F-31

Goodwill

The following table presents details of the Company’s goodwill as of March 31, 2018 and December 31, 2017:

	DIGS	JAG	Total
Balances at December 31, 2016:	$-	$-	$-
Aggregate goodwill acquired	1,178,197	362,261	1,540,458
Impairment losses	(1,178,197)	-	(1,178,197)
Balances at December 31, 2017:	-	362,261	362,261
Aggregate goodwill acquired	-	-	-
Impairment losses	-	-	-
Balances at March 31, 2018:	$-	$362,261	$362,261

Discount Garden Supply, Inc. (DIGS)

On May 17, 2017, the Company acquired 90% in DIGS for $30,000 cash and 14,285,714 shares of the Company’s common stock valued at $1,092,857. The total purchase price for DIGS was allocated as follows:

Goodwill	$1,178,197
Current assets	85,184
Current liabilities	(140,524)
Total net assets acquired	$1,122,857
The purchase price consists of the following:
Cash	30,000
Common Stock	1,092,857
Total purchase price	$1,122,857

Jiffy Auto Glass Company. (JAG)

In October 2017, the Company purchased a 51% equity stake in JAG for approximately $400,000, comprised of cash of $50,000, 5,078,125 shares of common stock with a fair value of $318,906, and a convertible note of $25,000. The total purchase price for JAG was allocated as follows:

Goodwill	$362,261
Current assets	6,329
Equipment	2,800
Note receivable	54,500
Current liabilities (accounts payable and accrued expenses)	(31,984)
Total net assets acquired	$393,906
The purchase price consists of the following:
Cash	$50,000
Note payable to JAG	25,000
Common Stock	318,906
Total purchase price	$393,906

The total amount of goodwill that is expected to be deductible for tax purposes is $1,535,457 and is amortized over 15 years. The total amortization expense for tax purposes for the three months ended March 31, 2018 and 2017 is $25,591 and $0, respectively.

F-32

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, a goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units.

The Company used the discounted cash flow method for the impairment testing as of December 31, 2017. The Company performed discounted cash flow analysis projected over 10 years to estimate the fair value of the reporting units, using management’s best judgement as to revenue growth rates and expense projections. For DIGS, this analysis indicated cash flows (and discounted cash flows) less than the $1,178,197 book value of goodwill. This analysis factored the lack of significant historical profitability and the uncertainty of significant future profitability at DIGS. The Company determined these were indicators of impairment in goodwill for DIGS during the year ended December 31, 2017 and impaired the goodwill by $1,178,197.

Proforma Information

The accompanying unaudited consolidated financial statements include the results of operations of the acquisitions for the three months ended March 31, 2017. The 2017 acquisitions contributed approximately $188,000 of revenue and approximately $15,418 of net loss for the three months ended March 31, 2018.

The following unaudited pro forma information presents the consolidated results of the Company’s operations and the results of the 2017 acquisitions as if the 2017 acquisitions had been consummated on January 1, 2017. Such unaudited pro forma information is based on historical unaudited financial information with respect to the 2017 acquisitions and does not include operational for other charges which might have been affected by the Company. The unaudited pro forma information for the three months ended March 31, 2017 presented below is for illustrative purposes only and is not necessarily indicative of the results which would have been achieved or results which may be achieved in the future:

Three Months Ended March 31,
2017
Net revenue	$196,541
Net loss	$(2,037,069)

F-33

NOTE 4 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	March 31, 2018	December 31, 2017

Convertible notes payable to institutional investor, Stockbridge Enterprises, L.P. (the “SB Notes”), with interest at 12%, dated November 1, 2010, due November 1, 2011, convertible at the option of the holder into shares of the Company’s common stock at $0.75 per share (amended to $0.002 per share per Addendum dated October 27, 2016). On December 18, 2017, the noteholder sold a total of $100,000 of this note to two investors. The balance of the note was in default until it was converted in to shares of the Company’s common stock during the three months ended March 31, 2018 (see Note 7 Stockholders’ Deficit).

	-	110,000

Convertible note payable to two investors who purchased $50,000 each of the SB Notes above on December 18, 2017, convertible into shares of the Company’s common stock at $0.002 per share. The notes were in default until being converted in to shares of the Company’s common stock during the three months ended March 31, 2018 (see Note 7 Stockholders’ Deficit).	-	100,000

Convertible note payable with an accredited investor dated October 31, 2017, with interest at 0%, due October 31, 2017, convertible at $0.007 per share. This note is currently in default.	10,500	10,500

Convertible note payable to investor dated July 31, 2017, with interest at 0%, due July 31, 2018, convertible at any time into shares of the Company’s common stock at the average 20-day trading price prior to the noteholder’ conversion. This variable conversion feature resulted in derivative liability of $721,880, a charge to interest expense of $471,880, and a debt discount of $250,000 during the year ended December 31, 2017. The Company recorded amortization expense on the debt discount of $62,500 and a gain on the change in fair value of the derivative liability of $197,758 related to this note for the three months ended March 31, 2018.

	250,000	250,000

Convertible note payable to investor (the “CVP Note”) dated October 10, 2017, with interest at 10%, an OID of $70,000, due October 6, 2019, convertible in 6 months into shares of the Company’s common stock at $0.075 per share. The note provides for additional tranches of a maximum of $3,970,000, which includes OID of 10%. The note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share, resulting in a debt discount of $118,581. The Company recorded amortization expense of $15,003 related to this debt discount for the three months ended March 31, 2018. The note is secured by substantially all assets of the Company.

	670,000	670,000

Convertible note payable to investor (the “UAHC Note”) dated October 10, 2017, with interest at 10%, an OID of $70,000, due October 6, 2019, convertible in 6 months into shares of the Company’s common stock at $0.075 per share. The note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share, resulting in a debt discount of $118,581. The Company recorded amortization expense of $15,003 related to this debt discount for the three months ended March 31, 2018. The note is secured by substantially all assets of the Company.	670,000	670,000

Convertible note payable, Jiffy Auto Glass, dated October 18, 2017, with interest at 0%, due October 11, 2018, convertible at any time into shares of the Company’s common stock at $0.10 per share.	25,000	25,000

Total convertible notes payable	1,625,500	1,835,500
Less debt discounts	(368,167)	(477,934)
Convertible notes payable, net	1,257,333	1,357,566
Less current portion of convertible notes	(202,795)	(350,295)
Long-term convertible notes payable	$1,054,538	$1,007,271

Total amortization of debt discounts was $109,767 and $0 for the three months ended March 31, 2018 and 2017, respectively. Accrued interest on the above notes payable totaled $158,101 and $133,730 as of March 31, 2018 and December 31, 2017, respectively. Interest expense for the notes payable for the three months ended March 31, 2018 and 2017 was $24,849 and $12,003, respectively.

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NOTE 5 – DERIVATIVE LIABILITY

Derivative Liability- Debt

The fair value of the described embedded derivative on all convertible debt was valued at $127,016 and $324,774 at March 31, 2018 and December 31, 2017, respectively, which was determined using the Black Scholes Pricing Model with the following assumptions:

	March 31, 2018	December 31, 2017
Dividend yield:	0%	0%
Term	1.0 year	0.5 – 1.0 year
Volatility	142.01%	151.2 - 181.9%
Risk free rate:	2.09%	0.59 – 1.76%

For the three months ended March 31, 2018, the Company adjusted the recorded fair value of the derivative liability on debt to market resulting in non-cash, non-operating gain of $197,758.

The Note 2 contains a summary of changes in fair value of the Company’s Level 3 financial liabilities as of March 31, 2018.

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NOTE 6 - EARNINGS PER SHARE

The Company computes net loss per share in accordance with FASB ASC 260-10 “Earnings per Share”. Under the provisions of FASB ASC 260-10, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

Diluted loss per share is computed using the weighted average number of shares and dilutive potential common shares arising from the conversion of preferred shares into common shares at the election of the holders thereof. Potentially dilutive common shares consist of employee stock options, warrants, and unissued restricted common stock, and are excluded from the diluted earnings per share computation in periods where the Company has incurred net losses.

For the three months ended March 31, 2018 and 2017, the Company’s net loss per share was $0.01 and $0.00, based on the weighted average number of shares outstanding of 1,059,634,814 and 555,354,036, respectively. Total dilutive securities related to convertible notes payable, warrants and Series A Convertible Preferred Stock was approximately 1,119,530,742 and 308,000,000 as of March 31, 2018 and 2017, respectively.

NOTE 7 – STOCKHOLDERS’ DEFICIT

Articles of Incorporation

On July 20, 2016, the Company amended its Articles of Incorporation and increased its authorized common shares from 500,000,000 to 1,000,000,000.

On July 20, 2016, the Company increased the number of authorized Class A Convertible Preferred Stock from 30,000,000 to 60,000,000. The Class A Stock shall be entitled to vote 25 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote or to which stockholders are entitled to give consent. Class A Stock shall convert into common stock of the Company at a ratio of 6 common shares for every 1 Class A Share.

On August 31, 2017, the Company amended its Articles of Incorporation and increased its authorized common shares from 1,000,000,000 to 2,000,000,000.

On August 31, 2017, the Company amended its Articles of Incorporation and increased the voting rights on its Class A Convertible Preferred Stock to 50 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote, and increased the conversion ratio on its Class A Stock so that it converts into common stock of the Company at a ratio of 25 common shares for every 1 Class A share.

Class A Convertible Preferred Shares

As of March 31, 2018 and December 31, 2017, the Company had authorized 60,000,000 shares of Series A Convertible Preferred Stock (“Class A Stock”) with $0.0001 par value, of which 43,950,000 and 47,750,000 shares were issued and outstanding as of March 31, 2018 and December 31, 2017, respectively.

Each share of Class A Stock is convertible at any time into 25 shares of common stock, totaling 1,098,750,000 shares of common stock assuming full conversion of all outstanding shares. No dividends are payable unless declared by the Board of Directors. Each share of Class A Stock votes with the shares of Common Stock and is entitled to 50 votes per share and ranks senior to all other classes of stock in liquidation in the amount of $1 per share.

On January 8, 2018, the Company’s CEO converted 3,000,000 shares of the Company’s Class A convertible preferred stock into 75,000,000 shares of the Company’s common stock.

On January 31, 2018, the Company’s president converted 800,000 shares of the Company’s Class A convertible preferred stock into 20,000,000 shares of the Company’s common stock.

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Common Shares

As of March 31, 2018, the Company’s authorized common stock is 2,000,000,000 shares at $0.0001 par value, of which 1,136,185,925 and 935,585,925 shares were issued and outstanding as of March 31, 2018 and December 31, 2017, respectively.

Shares issued during the three months ended March 31, 2018

On February 15, 2018, a convertible note holder converted $110,000 of convertible debt (the SB Notes) into 55,000,000 shares of the Company’s common stock at a price of $0.002 per share.

On February 22, 2018, the Company issued 25,000,000 shares of the Company’s common stock to Corey Lambrecht, a related party, noteholder for conversion of $50,000 of notes purchased from Stockbridge Enterprises, L.P. (the “SB Notes”), at a price of $0.002 per share.

On March 7, 2018, the Company issued 600,000 shares of the Company’s common stock to a consultant for services.

On March 12, 2018, the Company issued 25,000,000 shares of the Company’s common stock to a noteholder for conversion of $50,000 of notes purchased from Stockbridge Enterprises, L.P. (the “SB Notes”), at a price of $0.002 per share.

NOTE 8 – RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

As of March 31, 2018 and December 31, 2017, a total of $349,000 and $358,167, respectively, was accrued for unpaid officer wages due the Company’s CEO under the CEO’s employment agreement.

The Company’s CEO advanced the Company funds during 2017 and 2016, with a balance of $25,000 as of March 31, 2018 and December 31, 2017. The advances are unsecured, bear no interest and have no specified due date.

See Note 7 for related party share issuances to the Company’s CEO, president and another related party.

NOTE 9 - COMMITMENTS

On April 1, 2013, the Company entered into a three-year employment agreement with the Company’s CEO. The agreement calls for compensation of $10,000 per month and allows for incentive bonuses as determined by the Company’s board of directors. This agreement was extended for an additional three-year term on April 1, 2016. The CEO’s employment agreement was amended to increase the compensation to $18,333 per month effective November 1, 2017.

Currently the Company leases approximately 1,400 square feet of office space at 2999 North 44th St Phoenix AZ 85018 at a monthly rent of $3,375.97. The lease term expires September 2019.

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NOTE 10 – INCOME TAXES

The Company has net operating losses (“NOLs”) as of March 31, 2018 of approximately $3 million for federal tax purposes, which will expire in varying amounts through 2036. The Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code (“IRC”) Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carry-forwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is possible that the utilization of the NOLs could be substantially limited. The Company has no tax provision for the three months ended March 31, 2017 or 2016 due to the net losses and full valuation allowances against net deferred tax assets.

The Tax Cuts and Jobs Act (the Act) was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 35% to 21% and will require the Company to re-measure certain deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The Company adopted the new rate as it relates to the calculations of deferred tax amounts as of March 31, 2018.

NOTE 11 – REVENUE CLASSES

Selected financial information for the Company’s operating revenue for disaggregated revenue purposes are as follows:

	Three Months Ended March 31,	Three Months Ended March 31,
	2018	2017

Retail	$26,625	$-
Services	162,258	411
Total	$188,883	$411

The Company’s retail revenues represent sales from DIGS, while our service revenues represent sales from JAG and Singlepoint (Parent Company). Our subsidiary SingleSeed is inactive and has no revenues. DIGS is a supplier of plant nutrients to commercial accounts and operates two retail stores in California. JAG provides windshield replacement services in Denver Colorado and Phoenix Arizona. Singlepoint (Parent Company) generates revenue from its mobile web checkout gateway service which allows mobile users to purchase goods and services directly from any web-enabled mobile phone via credit or debit card.

NOTE 12 - SUBSEQUENT EVENTS

On April 3, 2018, the Company issued 1,428,571 shares of the Company’s common stock to a noteholder for conversion of a convertible note payable at a price of $0.007 per share.

Except for the following agreements, the Company does not have any written agreements with any of its executive officers. In May 2018 the Company entered into an Employment Agreement with Mr. Lambrecht. The Agreement provided that Mr. Lambrecht would serve as CEO and CFO of the Company for a term of three years at an annual salary of Two Hundred Twenty Thousand Dollars ($220,000), and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term (as defined in the agreement. If employment is terminated as a result of his death or Disability (as defined in the agreement), the Company shall pay, his Base Salary (as defined in the agreement) and any accrued but unpaid Bonus (as defined in the agreement) and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control (as defined in the agreement) or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination. While the Company does not currently have a stock option plan, if one is created in the future and options are granted to Mr. Lambrecht, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Lambrecht shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Lambrecht for Good Reason (as defined in the agreement), or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 18 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

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In May 2018 the Company entered into an Employment Agreement with Mr. Ralston. The Agreement provided that Mr. Ralston would serve as President of the Company for a term of three years at an annual salary of One Hundred Thousand Dollars ($100,000), and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term (as defined in the agreement. If employment is terminated as a result of his death or Disability (as defined in the agreement), the Company shall pay, his Base Salary (as defined in the agreement) and any accrued but unpaid Bonus (as defined in the agreement) and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control (as defined in the agreement) or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination. While the Company does not currently have a stock option plan, if one is created in the future and granted to Mr. Ralston, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Ralston shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Ralston for Good Reason (as defined in the agreement), or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 18 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SINGLEPOINT INC.
(Registrant)

Date: March 13, 2019	By:	/s/ William Ralston
William Ralston
President

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EXHIBIT INDEX

Exhibit	Description

3.1	Bylaws of Carbon Credits International, Inc.*

3.2	Articles of Incorporation Carbon Credits International, Inc.*

3.3	Certificate of Designation for Class A convertible Preferred Stock filed with State of Nevada 10/18/2007.*

3.4	Certificate of Change filed with State of Nevada April 17, 2008.*

3.5	Articles of Merger filed with State of Nevada January 10, 2012.*

3.6	Amendment to Certificate of Designation filed with State of Nevada 5/17/2013.*

3.7	Certificate of Amendment to Articles of Incorporation filed with State of Nevada 6/25/2013.*

3.8	Certificate of Amendment to Articles of Incorporation filed with State of Nevada 7/1/2013.*

3.9	Amendment to Certificate of Designation filed with State of Nevada 11/30/2015.*

3.10	Certificate of Amendment to Articles of Incorporation 7/25/2016.*

3.11	Amendment to Certificate of Designation filed with State of Nevada 7/25/2016.*

3.12	Certificate of Amendment to Articles of Incorporation filed with State of Nevada 7/26/2016.*

3.13	Certificate of Correction filed with State of Nevada 6/29/2016.*

3.14	Certificate of Amendment to Articles of Incorporation filed with State of Nevada 8/31/2017.*

3.15	Amendment to Certificate of Designation filed with State of Nevada 8/31/2017.*

10.1	Stock Purchase Agreement between Singlepoint Inc. and Discount Indoor Garden Supplies Corporation dated May 17, 2017.*

10.2	Securities Purchase Agreement between Singlepoint Inc. and Chicago Venture Partners, LP dated October 6, 2017 (including warrant to purchase 5,000,000 shares of common stock of Singlepoint Inc.).*

10.3	Securities Purchase Agreement between Singlepoint Inc. and UAHC Ventures LLC dated October 6, 2017 (including warrant to purchase 5,000,000 shares of common stock of Singlepoint Inc.).*

10.4	Stock Purchase Agreement between Singlepoint Inc., and Jiffy Auto Glass dated October 11, 2017.*

10.5	Stock Purchase Agreement between Singlepoint Inc. and ShieldSaver LLC dated January 16, 2018.*

10.6	Employment Agreement between Singlepoint, Inc. and Gregory Lambrecht dated May 30, 2018.*

10.7	Employment Agreement between Singlepoint, Inc. and William Ralston dated May 30, 2018.*

21.	Subsidiaries**

______

*   filed as Exhibit to the Company’s Registration Statement on Form 10, filed with the SEC on June 15, 2018.

** filed as Exhibit to the Company’s Registration Statement on Form 10, filed with the SEC on August 6, 2018.

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